Exhibit 10.2

$400,000,000

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

September 16, 2020,

among

ASCENA RETAIL GROUP, INC.,

The BORROWING SUBSIDIARIES party hereto,

The other LOAN PARTIES party hereto,

The LENDERS party hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

__________________________

JPMORGAN CHASE BANK, N.A. and
BANK OF AMERICA, N.A.,
as Joint Bookrunners and Joint Lead Arrangers

BANK OF AMERICA, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
GOLDMAN SACHS BANK USA,
CAPITAL ONE, NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

table of Contents

i

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.05	—	Leases and Real Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries and Joint Ventures
Schedule 3.13	—	Insurance
Schedule 3.18	—	Credit Card Agreements
Schedule 5.19	—	Required Milestones
Schedule 6.01	—	Pre-Petition Indebtedness
Schedule 6.02	—	Liens
Schedule 6.04	—	Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Issuing Bank Agreement
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Exit Facility Term Sheet
Exhibit H	—	[Reserved]
Exhibit I-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J	—	Form of Variance Report

Annex A	—	Approved Budget

v

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of September 16, 2020, among ASCENA RETAIL GROUP, INC., a Delaware corporation, as debtor and debtor-in-possession, the BORROWING SUBSIDIARIES party hereto, the other LOAN PARTIES party hereto, the LENDERS party hereto, the ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

On July 23, 2020 (the “Petition Date”), the Borrowers (collectively, the “Debtors”, and each individually, a “Debtor”) commenced voluntary cases (collectively, the “Cases” and each individually, a “Case”) in the United States Bankruptcy Court for the Eastern District of Virginia Richmond Division (the “Court”). The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

Prior to the Petition Date, the Lenders provided financing to the Borrowers pursuant to that certain Amended and Restated Credit Agreement dated as of January 3, 2011, as amended and restated on June 4, 2012, March 13, 2013, July 24, 2015 and February 27, 2018, among the Borrowers, the other Loan Parties, the Pre-Petition Lenders, and JPMORGAN CHASE BANK, N.A., as the Pre-Petition Agent, and the other parties thereto (as amended, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Pre-Petition Credit Agreement”).

As of the Petition Date, the Pre-Petition Lenders under the Pre-Petition Credit Agreement were owed approximately $230,000,000 in Revolving Loans and $103,000,000 in maximum aggregate amounts available to be drawn under outstanding Letters of Credit (as defined in the Pre-Petition Credit Agreement), plus interest, fees, costs and expenses and all other Pre-Petition Lender Obligations under the Pre-Petition Credit Agreement.

The Obligations under and as defined in the Pre-Petition Credit Agreement are secured by a Lien in substantially all of the existing and after-acquired assets of the Borrowers and the other Loan Parties as more fully set forth in the Pre-Petition Loan Documents, and such Lien is perfected and, with certain exceptions, as described in the Pre-Petition Loan Documents, has priority over other Liens.

The Borrowers have requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make available to the Borrowers, a senior secured super priority revolving credit facility of up to $400,000,000 in the aggregate with a $200,000,000 Letter of Credit sublimit that is automatically convertible into a secured exit facility upon the satisfaction (or waiver) of certain conditions in the form of $400,000,000 in aggregate principal amount of commitments to be made available to the Borrowers at any time and from time to time until the Maturity Date subject to the terms and conditions set forth herein (the “Revolving Credit Facility”).

The Borrowers and other Loan Parties have agreed to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Lender Parties, a Lien in and upon all of their existing and after-acquired personal and real property, subject to the Intercreditor Agreement, as supplemented and modified by the Intercreditor Acknowledgment, and the limitations and priorities contained in the Loan Documents and the Final Order.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Plan” means a Plan of Reorganization that is consistent with the RSA and otherwise satisfactory to the Administrative Agent, the Required Lenders and the Loan Parties in their reasonable discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms thereof); it being agreed that the Plan (as defined in the RSA) is an “Acceptable Plan” to the Administrative Agent and the Required Lenders.

“Account Debtor” means any Person obligated on an Account.

“Accounts” has the meaning set forth in the Security Agreement.

“Actual Net Cash Flow Amount” means the actual net cash flows of the Loan Parties during the relevant period of determination.

“Additional Eligible Pledged Cash” means, on any date of determination, (a) cash that is on deposit in a special purpose Deposit Account established by the Company with the Administrative Agent and (b) cash that is invested in a money market fund account established by the Company and managed by the Administrative Agent or one of its Affiliates and, in each case, that is subject to the Lien in favor of the Administrative Agent set forth in the Final Order, the Security Agreement and a Deposit Account Control Agreement or other control agreement reasonably satisfactory to the Administrative Agent and with respect to which the Administrative Agent shall have sole dominion and control, except that withdrawals thereof by the Company shall be permitted so long as, on a pro forma basis, the Company shall be in compliance with the second sentence of Section 2.09(a). Neither Eligible Pledged Cash nor cash pledged pursuant to Section 2.06(j) shall constitute Additional Eligible Pledged Cash.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means the Fee Letter dated August 14, 2020, between the Company and JPMCB, with respect to fees payable to the Administrative Agent and the other persons named therein for their respective accounts.

“Aggregate Credit Exposure” means the sum of the Credit Exposures of all the Lenders.

“Agreement” means this Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate on such day for a deposit in dollars with a maturity of one month (or, if the Screen Rate is not available for such one month maturity, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the total Revolving Commitments of all the Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments at or prior to the time of determination); provided that for purposes of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan or the participation fee for any Standby Letter of Credit or Commercial Letter of Credit, as the case may be, the applicable rate per annum set forth in the table below under the caption “ABR Spread”, “Eurodollar Spread”, “Standby Letter of Credit Fee” or “Commercial Letter of Credit Fee”, as the case may be:

ABR Spread	Eurodollar Spread	Standby Letter of Credit Fee	Commercial Letter of Credit Fee
1.50%	2.50%	2.00%	0.75%

“Applicable Share” has the meaning set forth in Section 10.10.

“Approved Budget” means the budget prepared by the Company in the form of Annex A and initially furnished to the Administrative Agent on or prior to the Effective Date, as the same may be updated, modified or supplemented from time to time as provided in Section 5.01. The initial Approved Budget shall depict, on a weekly and line item basis, (i) projected cash receipts, (ii) projected cash disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including professional fees of the Loan Parties’ professionals and advisors), asset sales and any other fees and expenses relating to the Loan Documents), (iii) net cash flows, (iv) Liquidity and (v) professional fees and disbursements with respect to the Loan Parties’ professionals, in each case for the first thirteen (13) week period from the Effective Date, and such initial Approved Budget shall be approved by, and in form and substance reasonably satisfactory to, the Administrative Agent and the Required Lenders in their sole discretion (it being acknowledged and agreed that the initial Approved Budget attached hereto as Annex A is approved by and reasonably satisfactory to the Administrative Agent and the Required Lenders).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMCB and BofA, in their capacities as joint bookrunners and joint lead arrangers for the credit facility established hereby (or, with respect to BofA, any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof).

“Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Asset Sale” has the meaning set forth in Section 6.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Automatic Stay” means the automatic stay provided under Section 362 of the Bankruptcy Code.

“Availability” means, at any time, an amount equal to (a) the Credit Limit then in effect minus (b) the Aggregate Credit Exposure at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Average Daily Availability” means, with respect to any fiscal quarter, (a)(i) the sum of Availability for each day during such fiscal quarter divided by (ii) the number of days in such fiscal quarter, divided by (b)(i) the sum of the total Revolving Commitments in effect for each day during such fiscal quarter divided by (ii) the number of days in such fiscal quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation 13 as described in the EU Bail-In Legislation Schedule from time to time.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” mean all Reserves that the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or Banking Services Obligations then outstanding.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified at 11 U.S.C. §§ 101 et seq.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Cases.

“Beneficial Ownership Certification” means a certification regarding the beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“BofA” means Bank of America, N.A., a national banking association, in its individual capacity, and its successors.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowers” means the Company and the Borrowing Subsidiaries, collectively.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Protective Advance or (c) an Overadvance.

“Borrowing Base” means, at any time (subject to modification as provided below), an amount equal to the sum of (a) 90% of the Loan Parties’ Eligible Credit Card Accounts Receivable at such time, plus (b) the Inventory Percentage multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Loan Parties’ Eligible Inventory, valued at the lower of cost, determined on a first-in-first-out basis, or market value, plus (c) the lesser of (i) 100% of Eligible Pledged Cash and (ii) $100,000,000, minus (d) Reserves. The Administrative Agent may, in its Permitted Discretion and with no fewer than four (4) Business Days’ prior written notice to the Borrower Representative, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base; provided, that (A) the Borrowers may not obtain any new Revolving Loans or Letters of Credit to the extent that such Revolving Loan or Letter of Credit would cause an Overadvance after giving effect to the reduction of any advance rate, adjustment of such Reserve or other reduction of such element as set forth in such notice and (B) no such prior notice shall be required in respect of any adjustment of a Reserve during the continuance of any Event of Default. Subject to the immediately preceding sentence and the other provisions hereof (including Section 2.23) expressly providing for adjustment of, or permitting the Administrative Agent to adjust, the Borrowing Base, the Borrowing Base at any time shall be determined by reference to the Borrowing Base Certificate delivered to the Administrative Agent on or most recently prior to such day pursuant to Section 4.02(a)(iii) or 5.01(h) (or, prior to the first such delivery following the Effective Date, the Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(e)); provided that the Administrative Agent may modify the Borrowing Base in its Permitted Discretion on a weekly basis to account for Inventory sales in connection with Specified Dispositions; and provided, further, that if any Borrowing Base Certificate delivered under Section 4.01(e), 4.02(a)(iii) or 5.01(h) shall prove to have been materially inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy. Notwithstanding the foregoing provisions of this definition, until the Administrative Agent shall have completed with respect to any Loan Party, whether before or after the Effective Date, an Inventory appraisal of the sort contemplated by Section 5.12, and a field examination of the sort contemplated by Section 5.13, in each case reasonably satisfactory to the Administrative Agent, no amounts attributable to Inventory or Credit Card Accounts Receivable of such Loan Party shall be included in the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer or chief restructuring officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent from time to time to reflect the components of and Reserves against the Borrowing Base as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Reporting Date” means the last day of each fiscal month; provided that during any Enhanced Borrowing Base Reporting Period, the last day of each week will also be a Borrowing Base Reporting Date.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Borrowing Subsidiary” means, until such time as it ceases to be a Borrowing Subsidiary pursuant to Section 2.22, each of (a) DBI Holdings, Inc., a Connecticut corporation, (b) Tween Brands, Inc., a Delaware corporation, (c) Ann Inc., a Delaware corporation, (d) Charming Shoppes of Delaware, Inc., a Pennsylvania corporation, (e) CSI Industries, Inc., a Delaware corporation, (f) Catherines, Inc., a Delaware corporation, (g) Catherines Stores Corporation, a Tennessee corporation, (h) Lane Bryant, Inc., a Delaware corporation, (i) Lane Bryant Purchasing Corp., an Ohio corporation, and (j) any wholly-owned Subsidiary designated as Borrowing Subsidiary pursuant to Section 2.22, in each case as a debtor and debtor-in-possession under the Cases.

“Budgeted Net Cash Flow Amount” means the amount described in the line item contained in the Approved Budget across from the heading “Unlevered Operating Cash Flow, Including Restructuring”, during the relevant period of determination.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and the Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (b) such portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by the Company and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (A) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored, or repaired or (B) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the net proceeds of any sale, transfer, lease, or other disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Company or any Subsidiary, including any sale or issuance to a Person other than the Company or any Subsidiary of Equity Interests in any Subsidiary, but excluding sales of Inventory in the ordinary course of business, (iv) expenditures that constitute rental expenses under operating leases of real or personal property, (v) expenditures that are accounted for as capital expenditures by the Company or any Subsidiary and that actually are paid for by a Person other than the Company or any Subsidiary and for which neither the Company nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), or (vi) the book value of any asset owned by the Company or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on December 31, 2018, notwithstanding any modification or interpretative change thereto after such date and excluding the effect to any treatment of lease under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard have a similar result or effect)), the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve Out” has the meaning set forth in the Final Order.

“Cases” has the meaning set forth in the Recitals.

“Cash Management Order” means the order of the Court entered in the Cases after the “first day” or “second day” hearing on a final basis, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements (as set forth in the Pre-Petition Credit Agreement) or such other arrangements as shall be reasonably acceptable to the Administrative Agent and the Required Lenders in all material respects.

“CFC” means (a) any Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, and (b) each subsidiary of any Person described in clause (a).

“CFC Holdco” means a Subsidiary with no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means (a) any transaction (including a merger or consolidation) the result of which is that any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Permitted Investor, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the voting stock of the Company and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, and the percentage of the aggregate voting power represented by such voting stock of the Company owned by such “person” or “group” then or at any time thereafter exceeds the percentage of the aggregate voting power represented by the voting stock of the Company owned by the Permitted Investor or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.16.

“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means (a) any and all “Collateral” or words of similar intent as defined in any applicable Collateral Document and (b) the “DIP Collateral” referred to in the Final Order, it being understood that “Collateral” shall include all such “DIP Collateral” irrespective of whether any such property was excluded pursuant to the Pre-Petition Loan Documents.

“Collateral Access Agreement” has the meaning set forth in the Security Agreement.

“Collateral Documents” means the Final Order, the Security Agreement and each other document granting a Lien upon any assets of any Loan Party as security for payment of the Secured Obligations.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Commercial LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the Commercial LC Exposures of Defaulting Lenders in effect at such time.

“Commercial Letter of Credit” means a Letter of Credit that is (a) designated as a Commercial Letter of Credit by the Borrower Representative at the time of, or prior to, the issuance thereof, (b) issued to provide for the payment of the purchase price for goods or services purchased by the Company or any Subsidiary and (c) intended to be drawn when such purchase price is due and payable and not merely upon the occurrence of a default or other contingency.

“Commitment Letter” means the Commitment Letter dated August 14, 2020, among JPMCB, the Lenders and the Borrower Representative.

“Committee” means an official committee of unsecured creditors appointed in any of the Cases by the U.S. Trustee.

“Communications” means, collectively, any written notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” means Ascena Retail Group, Inc., a Delaware corporation.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Concentration Account” has the meaning set forth in the Security Agreement.

“Confirmation Order” means an order of the Court entered in the Cases pursuant to section 1129 of the Bankruptcy Code, which order (x) shall confirm an Acceptable Plan, be a final Order and otherwise be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, together with all extensions, modifications, and amendments thereto, also in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and (y) (i) if the Revolving Credit Facility converts to the credit facility under the Exit Facility Agreement, shall authorize and approve the extensions of credit under the Exit Facility Credit Agreement and the performance of the Borrowers’ (or the entities assuming and/or acquiring directly or indirectly the operations and assets of the Borrowers in the Acceptable Plan) and Loan Guarantors’ obligations thereunder, authorize a pro forma capital structure that satisfies the conditions precedent to the occurrence of the Conversion Date and otherwise satisfies all other conditions to the Conversion Date or (ii) if the Revolving Credit Facility is to be repaid in cash, shall authorize and approve such repayment, any financing the proceeds of which will be used to fund such repayment, and the termination in full of all outstanding commitments under the Revolving Credit Facility.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” means the date upon which each of the conditions precedent to effectiveness of the Exit Facility Agreement set forth in the Exit Facility Term Sheet shall have been satisfied or waived.

“Court” has the meaning set forth in the Recitals.

“Credit Card Accounts Receivable” means any receivables due to any Loan Party from a credit card issuer or a credit card processor in connection with purchases of Inventory of such Loan Party on (a) credit cards issued by Visa, MasterCard, American Express, Discover and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Loan Party issued through the Company’s credit card program with any credit card issuer or manager of a credit card program approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) or (c) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case which have been earned by performance by such Loan Party but not yet paid to such Loan Party by such credit card issuer or credit card processor.

“Credit Card Agreement” means any agreement between a Loan Party, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Loan Party through debit cards or mall cards), on the other hand.

“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Loan Parties and delivered by such Loan Parties to credit card issuers or credit card processors that are party to any Credit Card Agreement.

“Credit Exposure” means, as to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and the sum of such Lender’s LC Exposure, Protective Advance Exposure and Overadvance Exposure at such time.

“Credit Limit” means, at any time, the lesser of (a) the total Revolving Commitments then in effect and (b) the Borrowing Base then in effect.

“Cumulative Four-Week Period” means the four-week period up to and through the Saturday of the week most recently ended prior to the applicable Variance Report Date, or if a four-week period has not then elapsed from the Petition Date, such shorter period since the Petition Date through the Saturday of the most recent week then ended.

“Debtor” has the meaning set forth in the Recitals.

“Debtors’ Investment Banker” means Guggenheim Securities, LLC.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed, within three (3) Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit, Protective Advances or Overadvances or (iii) to pay to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) notified any Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with the terms of this Agreement relating to its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, Protective Advances or Overadvances, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender under this clause (d) solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Deposit Account Control Agreement” has the meaning set forth in the Security Agreement.

“Deposit Accounts” has the meaning set forth in the Security Agreement.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Designated Persons” means any Person or entity listed on a Sanctions list.

“Designated Subsidiary” means each Subsidiary other than an Excluded Subsidiary.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date), or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date). Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change in control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Document” means a document as such term is defined in the UCC, including all bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by any Loan Party.

“Documentation Agents” means Fifth Third Bank, National Association, Goldman Sachs Bank USA, Capital One, National Association and U.S. Bank National Association.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States, any state of the United States or the District of Columbia, except for a Subsidiary directly or indirectly owned by a CFC.

“Dominion Period” means any period during which (a) any Event of Default has occurred and is continuing or (b) Availability shall have been less than the greater of (i) 12.5% of the Credit Limit and (ii) $50,000,000 for five (5) consecutive Business Days; provided that if a Dominion Period shall have commenced and (A) no Event of Default described in clause (a) of this definition shall be continuing and (B) Availability shall have been at least equal to the greater of (1) 12.5% of the Credit Limit and (2) $50,000,000 for a period of thirty (30) consecutive days, but not more than two (2) times during each period of twelve (12) consecutive months, the Borrowers may request that the Administrative Agent discontinue the applicable Dominion Period, and the Administrative Agent will promptly comply with such request so long as the applicable Dominion Period termination event in clause (A) or (B) shall have been satisfied and will provide notification of such discontinuance to the Loan Parties’ credit card issuers, credit card processors and such other parties as necessary or appropriate.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is September 16, 2020.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) the Company or any Subsidiary or any other Affiliate of the Company.

“Eligible Credit Card Accounts Receivable” means, at any time, the Credit Card Accounts Receivable of a Loan Party that the Administrative Agent determines in its Permitted Discretion are eligible as the basis for (i) the extension of Revolving Loans and (ii) the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Credit Card Accounts Receivable shall not include any Credit Card Account Receivable:

(a)  which is not earned or does not represent the bona fide amount due to a Loan Party from a credit card processor or a credit card issuer that originated in the ordinary course of business of the applicable Loan Party;

(b)  which is not owned by a Loan Party or to which a Loan Party does not have good or marketable title;

(c)  in which the payee of such Credit Card Account Receivable is a Person other than a Loan Party;

(d)  which does not constitute an “Account” (as defined in the UCC);

(e)  which has been outstanding for more than five (5) Business Days (or, in the case of American Express, fifteen (15) Business Days) from the date of sale;

(f)  with respect to which the applicable credit card issuer, credit card processor or debit card or mall card issuer or provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g)  which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(h)  which is not subject to a properly perfected first priority Lien in favor of the Administrative Agent (for the benefit of the Lender Parties);

(i)  which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) any Permitted Encumbrances contemplated by the applicable processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established and (iii) a Lien permitted by Section 6.02(i) to the extent such Liens are subject to, and subordinate and junior to the Liens securing the Secured Obligations under, the Intercreditor Agreement;

(j)  with respect to which (i) any covenant has been breached or (ii) any representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement, the Security Agreement or in the Credit Card Agreements relating to such Credit Card Account Receivable; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k)  which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Accounts Receivable or the unpaid credit card processor fees;

(l)  which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the applicable credit card processor’s, credit card issuer’s or debit card or mall card issuer’s or provider’s inability to pay;

(m)  which represents a deposit or partial payment in connection with the purchase of Inventory of such Loan Party;

(n)  which is not subject to a Credit Card Notification; or

(o)  which does not meet such other usual and customary eligibility criteria for Credit Card Accounts Receivable in the Loan Parties’ industry generally as the Administrative Agent in its Permitted Discretion may determine from time to time;

provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative.

In the event that (a) a Financial Officer of any Loan Party has actual knowledge that any credit card issuer, credit card processor or debit card or mall card issuer or provider with respect to Eligible Credit Card Accounts Receivable ceases to comply with the requirements of clause (f) above or (b) a Credit Card Account Receivable in an amount in excess of $1,000,000 which was previously an Eligible Credit Card Account Receivable ceases to be an Eligible Credit Card Account Receivable hereunder (other than by reason of clause (l) or (o) above), the applicable Loan Party or the Borrower Representative shall notify the Administrative Agent thereof promptly, and in any event not later than the time of submission to the Administrative Agent of the next Borrowing Base Certificate; provided that, other than as required for the purpose of preparing Borrowing Base Certificates, such Financial Officers shall have no affirmative duty to monitor, audit or otherwise investigate the status of any such issuers, processors or providers or Credit Card Accounts Receivable other than as explicitly set forth in the Loan Documents.

In determining the amount of an Eligible Credit Card Account Receivable, the face amount of a Credit Card Account Receivable may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) applicable to such Credit Card Account Receivable, (ii) the aggregate amount of all cash received in respect of such Credit Card Account Receivable but not yet applied by any Loan Party to reduce the amount of such Credit Card Account Receivable and (iii) the amount of all customary fees and expenses in connection with any credit card arrangement. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective four (4) Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Eligible Inventory” means, at any time, the Inventory of a Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for (i) the extension of Revolving Loans and (ii) the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)  which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), regardless of location;

(b)  which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties) or (iii) a Lien permitted by Section 6.02(i) to the extent such Lien is subject to, and subordinate and junior to the Liens securing the Secured Obligations under, the Intercreditor Agreement;

(c)  which is unmerchantable, defective, damaged or unfit for sale (as such terms are customarily used in the Loan Parties’ industry), or is not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or is unacceptable due to age, type, category and/or quantity, in each case, consistent with the usage of such terms in the most recent inventory appraisal received by the Administrative Agent as contemplated hereby;

(d)  with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true or which does not conform in all material respects to all standards imposed by any applicable Governmental Authority having regulatory authority over such goods;

(e)  in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)  which is not finished goods or which constitutes packaging and shipping material, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales);

(g)  which is not located in the United States or Puerto Rico or is in transit with a common carrier from vendors and suppliers; provided that an amount of Inventory in transit not greater than 30% of the total Revolving Commitments then in effect shall not be excluded from being Eligible Inventory pursuant to this clause (g) so long as, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, such Inventory (i) is either (A) in transit from outside the United States or in transit within the United States, and in each case subject to a negotiable Document showing a Loan Party or, if requested by the Administrative Agent, the Administrative Agent as consignee, which Document is in the possession of a Loan Party or such other Person as the Administrative Agent shall approve or, if requested by the Administrative Agent, the Administrative Agent, or (B) in transit within the United States or, if approved by the Administrative Agent in writing, in transit from outside the United States, and in each case subject to a non-negotiable Document, (ii) in the case of Inventory in transit from outside the United States and, if requested by the Administrative Agent, in the case of Inventory in transit within the United States, is subject to a duly executed Collateral Access Agreement or other bailee agreement reasonably satisfactory to the Administrative Agent from the customs broker, freight-forwarder or other handler in possession of such Inventory, (iii) has been identified to the applicable sales contract and title to such Inventory has passed to such Loan Party, (iv) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to which any Loan Party is in default of any obligations, (v) is subject to purchase orders and other sale documentation satisfactory to the Administrative Agent, (vi) has not been in transit for more than forty-five (45) days from the date such Inventory first became Eligible Inventory, (vii) is covered by insurance policies (including, without limitation, marine cargo insurance) reasonably acceptable to the Administrative Agent, (viii) is being handled by a customs broker, freight-forwarder or other handler that has delivered a customs broker agreement or other lien waiver acceptable to the Administrative Agent, (ix) the common carrier with respect to which is not an Affiliate of the applicable vendor or supplier and (x) the customs broker with respect to which is not an Affiliate of any Loan Party; provided that, upon the request of the Administrative Agent, the Company shall promptly deliver to the Administrative Agent copies of all of the documents referred to in this clause (g);

(h)  which is located in any location leased by the applicable Loan Party (other than any retail store of such Loan Party located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to that of the Administrative Agent) unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i)  which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion; provided that up to $10,000,000 at any one time of such Inventory described in this clause (i) and not meeting the requirements of the preceding subclauses (i) and (ii) may be included as Eligible Inventory to the extent such Inventory is being held for not more than sixty (60) days in a warehouse pending delivery to a store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store);

(j)  which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k)  which is the subject of a consignment by a Loan Party as consignor;

(l)  which contains or bears any intellectual property rights licensed to a Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m)  which is not reflected in a current perpetual inventory report of the applicable Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(n)  for which reclamation rights have been asserted by the seller;

(o)  which has been acquired from a Sanctioned Person; or

(p)  which does not meet such other eligibility criteria for Inventory as the Administrative Agent in its Permitted Discretion may determine from time to time;

provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided further that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication, any amounts representing (i) Vendor Rebates; (ii) costs included in Inventory relating to advertising; (iii) to the extent determined by the Administrative Agent in its Permitted Discretion to be appropriate, the shrink reserve; (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger; and (v) a reserve for Inventory which is designated or demanded to be returned to or retained by the applicable vendor or which is recognized as damaged or off quality by the applicable Loan Party.

In the event that a Financial Officer of any Loan Party has actual knowledge that Inventory at any location having a fair market value of $7,500,000 or more which was previously Eligible Inventory ceases to be Eligible Inventory hereunder (other than by reason of clause (p) above), such Loan Party or the Borrower Representative shall promptly notify the Administrative Agent thereof; provided that the Loan Parties shall not be required to deliver an updated Borrowing Base Certificate until such time as submission to the Administrative Agent of the next Borrowing Base Certificate is required hereunder; provided further that the Administrative Agent may, in its reasonable discretion, upon receipt of such notice as set forth above, adjust the Borrowing Base to reflect such change in Eligible Inventory.

“Eligible Pledged Cash” means, on any date of determination, the aggregate amount of cash as of such date (including cash represented by shares in any money market fund) that (a) is on deposit in the Eligible Pledged Cash Account and subject to a duly perfected first priority Lien in favor of the Administrative Agent and (b) does not constitute (i) cash pledged pursuant to Section 2.06(j) or (ii) Term Loan Priority Collateral (as defined in the Intercreditor Agreement).

“Eligible Pledged Cash Account” means (a) a special purpose Deposit Account established by the Company with the Administrative Agent or (b) shares representing immediately withdrawable cash in a money market fund managed by the Administrative Agent or one of its Affiliates, in either case subject to the Lien of the Security Agreement and to a Deposit Account Control Agreement or other control agreement reasonably satisfactory to the Administrative Agent, designated by the Company and the Administrative Agent as the “Eligible Pledged Cash Account”, and withdrawals from which are subject to the provisions of Section 2.23.

“Eligible Successor Agent” means a bank or financial institution that is organized under the laws of the United States or any State or district thereof with an office in New York, New York which has a combined capital surplus of at least $200,000,000.

“Enhanced Borrowing Base Reporting Period” means any period (a) commencing at any time when the total Revolving Loans outstanding exceeds $25,000,000 and (b) ending when the total Revolving Loans outstanding shall have been equal to or less than $25,000,000 for a period of thirty (30) consecutive days.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders) issued by, and binding agreements with, any Governmental Authority, in each case, relating to pollution or protection of the Environment, human health and safety (to the extent related to exposure to toxic or hazardous substances, materials or wastes), or the presence, Release of, or exposure to, toxic or hazardous substances, materials or wastes, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, toxic or hazardous substances, materials or wastes.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any obligation, damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of such conversion, any Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding requirements of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to such Plan, in each case whether or not waived, or any failure by any Loan Party or any ERISA Affiliate to make a required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA), (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (h) a complete withdrawal or partial withdrawal by any Loan Party or any ERISA Affiliate from any Plan or Multiemployer Plan, (i) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability, or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (j) a failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability, (k) the imposition of a Lien upon any Loan Party or any ERISA Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or (l) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Loan Party or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 or Section 3(14) of ERISA) or could otherwise reasonably be expected to be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Deposit Account” means (a) any Deposit Account that is an operating account maintained by any Loan Party solely for the use of one of its retail stores (or a group of 125 or fewer retail stores) in which payments received from customers are deposited and which is not an account to which amounts held in other deposit accounts of the Loan Parties are swept, provided that (i) such Loan Party shall cause all amounts on deposit in such Deposit Account (other than amounts reasonably determined by such Loan Party to be required for the operating needs of the retail store or stores to which such Deposit Account relates) to be swept on each Business Day into one or more Deposit Accounts that are not Excluded Deposit Accounts and (ii) no such Deposit Account shall contain payment of or in respect of any Credit Card Account Receivable of any Loan Party, (b) any Deposit Account that is a zero balance disbursement account the funds in which are used solely for the payment of salaries and wages, (c) any Deposit Account that is a zero balance disbursement account the funds in which are used solely for payment of medical or insurance reimbursement, workers’ compensation and similar expenses, (d) any escrow account to the extent the creation of a Lien therein would violate any agreement with a Person other than the Company or a Subsidiary, and (e) any fiduciary or trust account.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary of the Company, (b) any Foreign Subsidiary of the Company, (c) any Subsidiary that is a CFC or a CFC Holdco, (d) any Subsidiary of any CFC or CFC Holdco, (e) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by a contractual obligation in existence on the Effective Date (from providing a Guarantee of the Obligations (solely for so long as such prohibition or restriction remains in existence) or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (f) any Subsidiary that is a not-for-profit organization, (g) [reserved], (h) any Subsidiary that is an Immaterial Subsidiary (unless the Company otherwise elects), and (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences of becoming a Loan Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom. In no event shall (i) any Borrowing Subsidiary be an Excluded Subsidiary or (ii) any Subsidiary of the Company that is a “Loan Party” (under and as defined in the Term Credit Agreement), or that is otherwise a guarantor of, or has otherwise provided security for, the obligations under the Term Credit Agreement or any other Material Indebtedness of the Company or any Subsidiary that is not a CFC, a CFC Holdco or a Foreign Subsidiary, be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Revolving Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06.

“Exit Facility Agreement” means the credit agreement that is approved by the Confirmation Order and entered into on the Conversion Date that has been negotiated in good faith by the Loan Parties, the Administrative Agent and the Lenders, and that is consistent in all material respects with the terms set forth in the Exit Facility Term Sheet and any related schedules and exhibits attached thereto; provided, that such credit agreement shall have been made available and is satisfactory to the Administrative Agent, the Issuing Banks and all Lenders.

“Exit Facility Term Sheet” means the term sheet attached as Exhibit G hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Extraordinary Receipt” means any cash received by any Person (net of all losses and expenses incurred by such Person in connection with the event resulting in the Extraordinary Receipt) in an aggregate amount in excess of $5,000,000 in respect of tax refunds, pension plan reversions, indemnity payments and purchase price adjustments (but not, for the avoidance of doubt, with respect to any Prepayment Event described in clauses (a) through (c) thereof).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall be set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that such rate shall in no event be less than zero.

“Fee Letters” means, collectively, the Agent Fee Letter and the Lender Fee Letter.

“Final Order” means, collectively, the order of the Court entered in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Court, which order shall be satisfactory in form and substance to the Administrative Agent and the Required Lenders and approves a full roll-up of all Pre-Petition Lender Obligations, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with no further appeal and the time for filing such appeal has passed (unless Administrative Agent and the Required Lenders waive such requirement), together with all extensions, modifications, and amendments thereto, in form and substance satisfactory to the Administrative Agent and each Lender, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of the Administrative Agent’s and the Lenders’ claims.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, chief restructuring officer or controller of such Person.

“Flood Hazard Property” means any Mortgaged Property that includes a “Building” (as defined in 12 CFR Chapter III, Section 339.2) that on the relevant date of determination is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area.

“Flood Insurance Documents” means, with respect to any Mortgaged Property that is a Flood Hazard Property, (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) (i) copies of the applicable Loan Party’s application for a flood insurance policy, together with proof of premium payment, (ii) a declaration page confirming that flood insurance has been issued or (iii) such other evidence of flood insurance as shall be reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, and (d) Regulation H of the Board of Governors.

“Flood Laws” has the meaning set forth in Article VIII.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Company, other than a Domestic Subsidiary.

“Funding Account(s)” means the deposit account(s) of the Borrowers to which the Administrative Agent is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Gift Card Reserve” means, at any time, the sum of (a) a percentage determined from time to time by the Administrative Agent in the exercise of its Permitted Discretion of the aggregate remaining amount at such time of outstanding gift certificates and gift cards sold by the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory and (b) a percentage determined from time to time by the Administrative Agent in the exercise of its Permitted Discretion of the aggregate amount at such time of outstanding customer deposits and merchandise credits entitling the holder thereof to use all or a portion of such deposit or credit to pay all or a portion of the purchase price of Inventory.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Company)).

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances or mold.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary (other than any Borrowing Subsidiary) that, at the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 4.01(f), Section 5.01(a) or (b), accounted for less than (x) 5.0% of Total Assets at such date and (y) less than 5.0% of the consolidated revenues of the Company and its Subsidiaries for the four fiscal quarter period ended on such date; provided that, notwithstanding the above, “Immaterial Subsidiary” shall exclude any of the Company’s Subsidiaries designated in writing to the Administrative Agent, by a responsible officer of the Company (which the Company shall be required to designate (and hereby undertakes to designate)) to the extent necessary to ensure that Immaterial Subsidiaries, in the aggregate, accounted for, at the last day of any fiscal quarter of the Company for which financial statements have theretofore been most recently delivered pursuant to Section 4.01(f), Section 5.01(a) or (b), less than 10.0% of Total Assets at such date and less than 10.0% of consolidated revenues of the Company and its Subsidiaries for the four fiscal quarter period ending on such date.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Company or any Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, payable), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), (i) net payments that would have to be made in the event of an early termination in respect of any outstanding Swap Agreement, (j) all obligations of such Persons with respect to the redemption, repayment or repurchase of Disqualified Stock (excluding accrued dividends) and (k) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. It is acknowledged and agreed that private label and corporate letters of credit issued by the Company or any Subsidiary for the making of payment for the purchase of Inventory in the ordinary course of business (and in respect of which no Issuing Bank or other financial institution is an issuer thereof or has any disbursement obligations thereunder) do not constitute Indebtedness of the Company or such Subsidiary.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Intercreditor Acknowledgment” means that certain Acknowledgment and Agreement, dated as of the Effective Date, by and among the Administrative Agent, the Pre-Petition Agent, the Term Agent and the Pre-Petition Term Agent, and acknowledged by the Loan Parties.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 21, 2015, among the Pre-Petition Agent, as ABL collateral agent, the Pre-Petition Term Agent, as term collateral agent, and acknowledged by the Loan Parties, as supplemented and modified by the Intercreditor Acknowledgment, and as may be further amended, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in the form of Exhibit F or any other form reasonably approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Protective Advance or an Overadvance), the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date, and (c) with respect to any Protective Advance or Overadvance, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case at 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Inventory” has the meaning set forth in the Security Agreement.

“Inventory Percentage” means 90%; provided, that on not more than one occasion during any calendar year, the Company may deliver to the Administrative Agent a notice electing to have the Inventory Percentage increased to 92.5% for a period of ninety (90) days identified in such notice, in which case, for purposes of any determination of the Borrowing Base as of a date within such specified period, the Inventory Percentage shall be 92.5%.

“Investment” means, with respect to a specified Person, any direct or indirect acquisition or investment by such Person in any other Person, in the form of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, division, product or line of business of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) each of JPMCB, BofA and Wells Fargo Bank, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i), and (b) solely with respect to any Existing Letter of Credit, any Lender that shall have issued such Letter of Credit. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“Issuing Bank Agreement” means an Issuing Bank Agreement between an Issuing Bank, the Administrative Agent and the Company substantially in the form of Exhibit E.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning set forth in Section 2.06(j).

“LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01 or in such Issuing Bank’s Issuing Bank Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the LC Exposures of Defaulting Lenders in effect at such time.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lease Rejection Date” means, as to any leased location, the last day of the 120-day lease rejection/assumption period, as such period may be extended or shortened by the Court, as such period may be further extended with the consent of the landlord for such location.

“Lease Reserve” means a reserve that shall be established by the Administrative Agent (unless otherwise determined by the Required Lenders) (a) solely with respect to Ann Taylor Inventory, after the date (i) that is one hundred and five (105) days after the Petition Date, unless the Court shall have entered the Confirmation Order on or prior to such date, and (ii) that Liquidity is less than $150,000,000, in respect of any such Ann Taylor Inventory held at any leased store locations (x) intended to be closed with respect to which the Lease therefor is, or is intended to be, terminated by the applicable Loan Party, or (y) with respect to which the Lease therefor has not been assumed, commencing on the Lease Reserve Commencement Date set forth in clause (a) of the definition thereof, and (b) with respect to all other Inventory (other than Ann Taylor Inventory) held at any leased store locations (x) intended to be closed with respect to which the Lease therefor is, or is intended to be, terminated by the applicable Loan Party, or (y) with respect to which the Lease therefor has not been assumed, commencing on the Lease Reserve Commencement Date set forth in clause (b) of the definition thereof. The amount of the Lease Reserve in effect from time to time shall not exceed the anticipated reduction in the Net Orderly Liquidation Value, as communicated to the Administrative Agent by the applicable appraiser (which information the Administrative Agent is authorized to obtain), which is anticipated to result from (x) the Modified Sale Term being more than (y) the number of days remaining until the Lease Rejection Date.

“Lease Reserve Commencement Date” means, (a) solely with respect to any Ann Taylor Inventory and any leased location at which such Ann Taylor Inventory is located, the date that is the number of days prior to the Lease Rejection Date applicable thereto that is equal to the Modified Sale Term, and (b) with respect to all other Inventory (other than Ann Taylor Inventory) and any leased location where such Inventory (other than Ann Taylor Inventory) is located, the later of (x) the date that is the number of days prior to the Lease Rejection Date applicable thereto that is equal to the Modified Sale Term and (y) ten (10) weeks prior to the Lease Rejection Date.

“Lender Advisors” means the professionals and experts retained by Administrative Agent and the Required Lenders, consisting of Berkeley Research Group, LLC, Morgan Lewis & Bockius LLP and Hunton Andrews Kurth LLP.

“Lender Fee Letter” means the Fee Letter dated August 14, 2020, among the Company and JPMCB, with respect to fees payable to the Administrative Agent for the benefit of the Lenders.

“Lender Parties” means (a) the Administrative Agent, (b) the Arrangers, (c) the Syndication Agents, (d) the Documentation Agents, (e) the Lenders, (f) the Issuing Banks, (g) Lenders and their Affiliates to whom any Banking Services Obligations are owing, (h) Lenders and their Affiliates to whom Swap Obligations constituting Secured Obligations hereunder are owing, (i) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (j) the permitted successors and assigns of the foregoing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement. It is acknowledged that private label letters of credit issued by the Company or any Subsidiary do not constitute Letters of Credit (it being further acknowledged that no Issuing Bank is an issuer of any such private label letter of credit or has any disbursement obligations thereunder).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) (the “Screen Rate”) at 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. If no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above in this definition, would be less than 0.75%, the LIBO Rate shall for all purposes of this Agreement be 0.75%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, at any time, the sum of, without duplication, (a) Availability, (b) unrestricted cash and cash equivalents of the Company and its Subsidiaries that would be reflected on a consolidated balance sheet of the Company in accordance with GAAP on such date (other than the cash proceeds of any Indebtedness being incurred on such date) and (c) cash and cash equivalents of the Company and its Subsidiaries (excluding Eligible Pledged Cash to the extent duplicative of clause (a)) that are restricted in favor of the Administrative Agent or any Lender (which cash and cash equivalents may also secure other Indebtedness together with the Obligations).

“Loan Documents” means this Agreement, the Commitment Letter, the Fee Letters, the Collateral Documents, the Intercreditor Agreement, the Intercreditor Acknowledgment, any agreement referred to in Section 2.06(i) and, except for purposes of Section 9.02, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any other Lender Party and including all other pledges, powers of attorney, consents, assignments, contracts, notices and letter of credit agreements whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any other Lender Party in connection with the Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantee” means Article X of this Agreement.

“Loan Guarantor” means the Company and each Subsidiary (including each Borrowing Subsidiary) that is a party to this Agreement.

“Loan Parties” means the Company and the Subsidiary Loan Parties.

“Loans” means the loans and advances made by the Lenders or the Administrative Agent pursuant to this Agreement, including Overadvances and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, excluding in any event (i) the effect of filing the Cases, the events and conditions leading up to and customarily resulting from the commencement and continuation of the Cases, the effects thereof and any action required to be taken under the Loan Documents or the Final Order and the Cases themselves, (ii) any matters publicly disclosed prior to the filing of the Cases, and (iii) any matters or transactions disclosed, contemplated or required to be taken in any “first day” or “second day” orders on a final basis, motions related thereto or in any supporting declarations thereof, (b) the ability of the Loan Parties to perform any of their monetary obligations under the Loan Documents to which it is a party or (c) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders under the Loan Documents; provided that in determining whether a “material adverse effect” has occurred or exists under clause (a) hereof solely during the period from the Effective Date through the Maturity Date, the impacts of COVID-19 on the results of operations, assets, business or financial condition of the Company and the Subsidiaries will be disregarded (provided that this exception shall not apply to the extent that it is materially disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the same industry in which the Company and its Subsidiaries operate).

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and the Loan Guarantee), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date that is the earliest of (i) six (6) months after the Effective Date, (ii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of an Acceptable Plan, (iii) the date the Court converts any of the Cases to a Chapter 7 case, (iv) the date the Court dismisses any of the Cases, (v) the date on which the Loan Parties consummate a sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code or otherwise, and (vi) such earlier date on which the Loans shall become due and payable by acceleration or otherwise in accordance with the terms of this Agreement and the other Loan Documents.

“Maximum Liability” has the meaning set forth in Section 10.09.

“Maximum Rate” has the meaning set forth in Section 9.16.

“Modified Sale Term” means, with respect to any Inventory, the sum of (a) the number of days specified as the anticipated sale term period for such Inventory in the most recent appraisal delivered to the Administrative Agent for such Inventory plus (b) twenty (20) days.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgaged Property” means each parcel of real property located in the United States of America owned in fee by a Loan Party, and the improvements thereto, subject to the Lien of the Administrative Agent in accordance with the Final Order that (together with such improvements) has a fair market value of $5,000,000 or more on the Effective Date or at the time of acquisition thereof by any Loan Party.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was, during the past six years, maintained or sponsored by any Loan Party or ERISA Affiliate or to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the past six years has made or been obligated to make contributions.

“National Flood Insurance Program” means the program created pursuant to the Flood Insurance Laws.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, as determined on a basis consistent in all material respects with the inventory appraisals most recently delivered to the Administrative Agent prior to the Effective Date pursuant to the Pre-Petition Credit Agreement by an appraiser acceptable to the Administrative Agent (with such adjustments as shall be deemed appropriate to reflect events or changes in circumstances after the dates of such appraisals), net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all actual fees and out-of-pocket expenses paid in connection with such event by the Company and the Subsidiaries to Persons that are not Affiliates of the Company or any Subsidiary, (ii) in the case of a sale, transfer or other disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans and Indebtedness under the Term Credit Agreement) secured by such asset on a basis prior to the Liens, if any, on such assets securing the Obligations and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries, and the amount of any reserves established by the Company and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Borrower Representative). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Paying Guarantor” has the meaning set forth in Section 10.10.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not published for any day that is a Business Day, the NYFRB Rate shall be the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided that the NYFRB Rate shall in no event be less than zero.

“Obligated Party” has the meaning set forth in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to any Lender, the Administrative Agent, any Arranger, any Documentation Agent, any Syndication Agent, any Issuing Bank or any Indemnitee arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest (at the rate stated herein, including default interest), fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning set forth in Section 2.05(a).

“Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Overadvances at such time. The Overadvance Exposure of any Lender at any time shall be its Applicable Percentage of the total Overadvance Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the Overadvance Exposures of Defaulting Lenders in effect at such time.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by US-managed banking offices of depository institutions (as such composite rate shall be determined by the New York Federal Reserve Bank as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day as an Overnight Bank Funding Rate (from and after such date as the New York Federal Reserve Bank shall commence to publish such composite rate).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.L. No. 107-56 (signed into law October 26, 2001)).

“Paying Guarantor” has the meaning set forth in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions under ERISA.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for (i) Taxes that were not yet due on the Petition Date or which are being contested in compliance with Section 5.06 and (ii) Taxes arising Post-Petition that are not yet delinquent or are being contested in compliance with Section 5.06;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.06;

(c)  pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above or reimbursement or indemnification obligations to insurance carriers providing property, casualty or liability insurance to the Company and its Subsidiaries;

(d)  pledges and deposits made (i) to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)  judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)  easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and other encumbrances and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary or the ordinary operation of such real property;

(g)  customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC in respect of payment items in the course of collection;

(h)  Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;

(i)  Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j)  Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(k)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)  Liens or rights of setoff against credit balances of the Company or any Subsidiary with credit card issuers or credit card processors to secure obligations of the Company or such Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(m) Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement, in each case in existence on or prior to the Petition Date; and

(n)  other Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (c) or (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Investments” means:

(a)  marketable direct obligations issued or unconditionally guaranteed by the United States Government, the Government of Canada or the UK government, or issued by an agency thereof and backed by the full faith and credit of the United States Government, the Government of Canada or the UK government, as the case may be, in each case maturing within two years after the date of acquisition thereof;

(b)  marketable direct obligations issued by any state of the United States of America or any province of Canada, the UK or any member of the European Union or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A by S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent);

(c)  commercial paper maturing no more than one year after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(d)  certificates of deposit or bankers acceptances denominated in US Dollars, Canadian Dollars, Sterling or Euro and maturing within one year after the date of acquisition thereof issued by any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(e)  repurchase agreements of the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(f)  overnight investments with the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(g)  other readily marketable instruments issued or sold by the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(h)  shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (g) above;

(i)  funds invested in brokerage accounts with nationally recognized brokerage houses or money market accounts; and

(j)  in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, other customarily utilized high quality investments in the country where such Foreign Subsidiary is located or in which such investment is made that would customarily constitute “cash equivalents”.

“Permitted Investor” means David Jaffe (or any member of his family that is actively involved in the management of the Company).

“Permitted Variance” means any variance that does not violate Section 6.12(c)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), (a) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (b) (i) in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and/or (ii) that is or was, within the past six years, maintained or sponsored by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the past six years, has made or been obligated to make contributions.

“Plan of Reorganization” means a plan of reorganization with respect to the Loan Parties and their Subsidiaries pursuant to the Cases.

“Platform” has the meaning set forth in Section 9.01(d).

“Post-Petition” means the time period commencing immediately upon the filing of the applicable Case.

“Pre-Petition” means the time period ending immediately prior to the filing of the Cases.

“Pre-Petition Agent” means JPMCB, in its capacity as administrative agent under any of the Pre-Petition Loan Documents.

“Pre-Petition Aggregate Credit Exposure” means the sum of the Pre-Petition Credit Exposures of all the Pre-Petition Lenders under the Pre-Petition Credit Agreement; provided, that for purposes of this definition, the Pre-Petition Credit Exposure of the Pre-Petition Lender that is the “Swingline Lender” shall be deemed to exclude any amount of its “Swingline Exposure” in excess of its “Applicable Percentage” of all outstanding “Swingline Loans” (in each case under and as defined in the Pre-Petition Credit Agreement).

“Pre-Petition Credit Agreement” has the meaning assigned to such term in the Recitals.

“Pre-Petition Credit Exposure” means, as to any Pre-Petition Lender at any time, the sum of the outstanding principal amount of such Pre-Petition Lender’s “Revolving Loans” and the sum of such Pre-Petition Lender’s “LC Exposure,” “Swingline Exposure,” “Protective Advance Exposure” and “Overadvance Exposure” (in each case under and as defined in the Pre-Petition Credit Agreement) at such time.

“Pre-Petition Indebtedness” means the Indebtedness of the Loan Parties existing prior to the Effective Date and set forth on Schedule 6.01.

“Pre-Petition Lender Obligations” means all “Obligations” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Lenders” means the lenders under the Pre-Petition Credit Agreement.

“Pre-Petition Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Revolving Loans” means Pre-Petition Lender Obligations in respect of principal of “Revolving Loans” under, and as defined in, the Pre-Petition Credit Agreement and interest, expenses, fees and other sums payable in respect thereof under the Pre-Petition Loan Documents.

“Pre-Petition Term Agent” means Goldman Sachs Bank USA, as administrative agent under the Pre-Petition Term Credit Agreement.

“Pre-Petition Term Credit Agreement” means the Term Credit Agreement, dated as of August 21, 2015, among the Company, AnnTaylor Retail, Inc., the Pre-Petition Term Lenders and the Pre-Petition Term Agent, as the same may be amended, modified, restated and/or supplemented from time to time through the Petition Date.

“Pre-Petition Term Lenders” means the lenders under the Pre-Petition Term Credit Agreement.

“Prepayment Event” means:

(a) any Asset Sale of the type described in clauses (h), (i) and (j) of Section 6.05 unless such disposition results in aggregate Net Proceeds not exceeding $500,000 for any individual transactions or series of related transactions;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary resulting in aggregate Net Proceeds exceeding $500,000;

(c) the incurrence by the Company or any Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred by Section 6.01;

(d) the receipt by the Company or any Subsidiary of any Extraordinary Receipt; or

(e) the receipt by the Company or any Subsidiary of the Net Proceeds of Indebtedness permitted to be incurred by Section 6.01(a)(x)(ii).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Protective Advance” has the meaning set forth in Section 2.04(a).

“Protective Advance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Protective Advance Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the Protective Advance Exposures of Defaulting Lenders in effect at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any combination thereof (as the context requires).

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within or upon any building, structure, facility or fixture.

“Remedies Notice Period” has the meaning specified in the Final Order.

“Rent Reserve” means, with respect to any leased store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to two months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having aggregate Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Credit Exposure and unused Revolving Commitments at such time.

“Required Milestones” means the covenants set forth on Schedule 5.19.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves in respect of the Carve Out, the Lease Reserve, reserves in respect of estimated or actual amounts that may be included in the Carve Out or that are or may be payable from any proceeds of a transaction (as described in the Final Order), including amounts which are or may become payable to any investment bankers or financial advisors of the Debtors or any Committee, reserves for reclamation or similar claims (including any such claims that may reasonably be expected to be valid) and such other matters as may relate to or arise during the Cases, reserves based on appraisals and field exams of the Collateral, reserves for accrued and unpaid interest on the Secured Obligations, Rent Reserves, Gift Card Reserves, Banking Services Reserves and reserves for loyalty programs, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges and other foreign landing costs related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Company or any Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Protective Advances and Overadvances hereunder, expressed as an amount representing the maximum permitted aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed or acquired its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $400,000,000.

“Revolving Credit Facility” has the meaning assigned to such term in the Recitals.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“RSA” means that certain Restructuring Support Agreement, dated as of July 23, 2020, executed and delivered by the Loan Parties and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of Designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any EU member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender or an Affiliate thereof party thereto (if other than JPMCB or an Affiliate thereof) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Lender Parties, as amended and in effect from time to time.

“Specified Dispositions” means (i) the closure, sale, transfer or disposition of the Loan Parties’ or their Subsidiaries’ stores, leases, warehouses, distribution centers and other real property (and all fixtures and equipment in each case in connection therewith), (ii) bulk sales or other dispositions of inventory or equipment of a Loan Party or its Subsidiaries and (iii) the termination of Leases, licenses, subleases or sublicenses, in each case, in connection therewith; provided that such Specified Dispositions are identified in writing by the Borrower Representative to the Administrative Agent and agreed to by the Administrative Agent in its reasonable discretion on or prior to the Effective Date, and as may be updated, supplemented or modified from time to time, as agreed to in writing by the Administrative Agent in its reasonable discretion.

“Specified Indebtedness” means any Subordinated Indebtedness, any unsecured Indebtedness or any secured Indebtedness that is not secured on a pari passu basis with the Secured Obligations; provided that Indebtedness under the Term Credit Agreement shall constitute Specified Indebtedness solely for purposes of Section 6.08(c).

“Standby LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the Standby LC Exposure that may be attributable to Standby Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s Standby LC Commitment is set forth on Schedule 2.01 or in such Issuing Bank’s Issuing Bank Agreement.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Standby LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the Standby LC Exposures of Defaulting Lenders in effect at such time.

“Standby Letter of Credit” means all Letters of Credit other than Commercial Letters of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person which is subordinated in right of payment to the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Subsidiary Loan Party” means each Subsidiary that is a party to this Agreement as a Borrower or a Loan Guarantor and is a party to the Security Agreement.

“Supermajority Lenders” means, at any time, Lenders having aggregate Credit Exposure and unused Revolving Commitments representing more than 66⅔% of the sum of the total Credit Exposure and unused Revolving Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Syndication Agents” means BofA and Wells Fargo Bank, National Association.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income Tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such Person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” means Alter Domus (US) LLC.

“Term Credit Agreement” means the Senior Secured Super-Priority Debtor-In-Possession Term Credit Agreement by and among the Company, the other subsidiaries party thereto as loan parties, the Term Agent, and the Term Loan Lenders, in effect on the Effective Date and as the same may be amended from time to time in accordance with the Final Order, in each case, with the prior written consent of the Administrative Agent (provided that immaterial amendments of an administrative, ministerial or technical nature may be made so long as contemporaneous notice thereof is given to the Administrative Agent).

“Term Loan Facility” means the term loan facility to be provided by the Term Loan Lenders under the Term Credit Agreement in an aggregate principal amount not in excess of $312,342,704.17 at any time prior to the Debtors’ emergence from the Cases.

“Term Loan Lenders” means the lenders under the Term Credit Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Credit Agreement.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Total Assets” means, at any date of determination, the consolidated total assets of the Company as of the last day of the most recent fiscal quarter of the Company for which financial statements have been (or are required to have been) delivered pursuant to clause (f) of Section 4.01, Section 5.01(a) or (b).

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowings hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by the Loan Parties of the Term Credit Agreement, (c) the creation and perfection of the Liens provided for in the Collateral Documents and (d) the payment of all fees, commissions, costs and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of Liens created by the Collateral Documents.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is, (a) an obligation to reimburse an Issuing Bank for drawings not yet made under a Letter of Credit issued by it, (b) any other obligation (including any guarantee) that is contingent in nature at such time or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f)(ii)(B)(3).

“U.S. Trustee” means the United States Trustee applicable in the Cases.

“Variance Report” shall have the meaning assigned to such term in Section 5.01(g).

“Variance Report Date” shall have the meaning assigned to such term in Section 5.01(g).

“Variance Testing Period” shall mean the four-week calendar period up to and through the Saturday of the week most recently ended prior to the applicable Variance Report Date (provided that, the first Variance Testing Period shall include the entire period from the Petition Date through the Saturday of the week most recently ended prior to the applicable Variance Testing Period).

“Vendor Rebates” means credits earned from vendors for volume purchases that reduce net inventory costs for the Loan Parties.

“Wells Fargo Bank” means Wells Fargo Bank, National Association, a national banking association, in its individual capacity, and its successors.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means:

(a)               in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)               in relation to any UK Bail-In Legislation:

(i)                 any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)              any similar or analogous powers under that UK Bail-In Legislation.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that the Borrower Representative, on the one hand, and the Administrative Agent and Lenders, on the other hand, agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change in GAAP; and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) any change in GAAP occurring after July 24, 2015 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on July 24, 2015.

SECTION 1.05. Classification of Actions. For purposes of determining compliance at any time with the covenants set forth in Article VI (or, in each case, any defined terms used therein), in the event that the subject transaction meets the criteria of more than one of the categories of transactions permitted pursuant to the Sections (or related defined terms) in Article VI, the Company may, in its sole discretion, classify the applicable transaction (or any portion thereof) under such Section (or defined term); it being understood that the Company may divide and include such transaction under one or more of the clauses of such Section (or any relevant portion thereof or of the applicable related defined term) that permit such transaction, but will not be permitted to later reclassify such transaction and (ii) notwithstanding anything in this Section 1.05 to the contrary for purposes of this Agreement, (x) Indebtedness incurred under the Pre-Petition Term Credit Agreement and the Term Credit Agreement shall only be permitted to be incurred or be outstanding under Section 6.01(x) and (y) Indebtedness uncured under the Loan Documents or the Pre-Petition Loan Documents shall only be permitted to be incurred or be outstanding under Section 6.01(i).

SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments; Full-Roll of Pre-Petition Obligations. Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make Revolving Loans to the Borrowers in dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (a) sum of the Credit Exposure and Pre-Petition Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment or (b) the sum of the Aggregate Credit Exposure and the Pre-Petition Aggregate Credit Exposure exceeding the Credit Limit, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 or 2.05, as applicable. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) on the Effective Date, (x) each Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date and all LC Exposure (as such term is defined in the Pre-Petition Credit Agreement) shall constitute “LC Exposure” for all purposes of this Agreement and (y) all Pre-Petition Lender Obligations constituting “Banking Services Obligations” and “Swap Obligations” (as each such term is defined in the Pre-Petition Credit Agreement) shall constitute Secured Obligations under the Loan Documents and (ii) upon the entry of the Final Order, the total outstanding amount of the Pre-Petition Lender Obligations shall constitute Secured Obligations hereunder, with (x) the outstanding amount of all Pre-Petition Revolving Loans, if any, as of the date of the entry of the Final Order being refinanced as Loans hereunder immediately upon the entry of the Final Order and (y) all unpaid interest and fees thereon accrued through the entry of the Final Order to be paid on the next scheduled date for payment of interest and fees under this Agreement.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. Any Protective Advance and any Overadvance shall be made in accordance with the procedures set forth in Section 2.04 or 2.05, as applicable.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith. Each Protective Advance or Overadvance shall be an ABR Loan. Each Lender at its option may make any Eurodollar Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Revolving Borrowing that results from a continuation of an outstanding Eurodollar Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that, without affecting the Borrowing Base limitation set forth in Section 2.01, an ABR Revolving Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the Revolving Commitments then in effect or that is required to finance the repayment of a Protective Advance as contemplated by Section 2.04(a) or the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Protective Advance or Overadvance may be in such principal amount as shall be determined by the Administrative Agent in accordance with Section 2.04 or 2.05, as applicable. Revolving Borrowings of more than one Type may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by e-mail, hand or facsimile) or by telephone (a) in the case of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Revolving Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by e-mail, hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower;

(ii) the aggregate amount of the requested Borrowing and the manner in which the proceeds of such Borrowing are to be disbursed (which shall be consistent with Section 2.07);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time during the Availability Period, in the Administrative Agent’s sole discretion (but shall have absolutely no obligation) to make Loans in dollars to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amounts required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents which have not been paid by the Borrowers after written demand therefor (any of such Loans are herein referred to as “Protective Advances”); provided that the aggregate principal amount of Protective Advances outstanding at any time shall not exceed (i) $30,000,000 in the aggregate or (ii) together with the aggregate principal amount of Overadvances outstanding at such time pursuant to Section 2.05, $45,000,000 in the aggregate; provided further that no Protective Advance may be made if, after giving effect thereto, the sum of any Lender’s Credit Exposure and Pre-Petition Credit Exposure shall exceed its Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make Revolving Loans to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations as described in Section 2.04(b).

(b) The Administrative Agent may by notice given not later than 12:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of any Protective Advance outstanding. Such notice shall specify the aggregate principal amount of the Protective Advance in which the Lenders will be required to participate and each Lender’s Applicable Percentage of such Protective Advance. Each Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 p.m., New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 p.m., New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent such Lender’s Applicable Percentage of such Protective Advance. Each Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). From and after the date, if any, on which any Lender has paid in full for its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender its Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance; provided that any such payment or proceeds so distributed shall be repaid to the Administrative Agent if and to the extent such payment or proceeds is required to be refunded to the Borrowers for any reason. The purchase of participations in any Protective Advance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrowers of their obligation to repay such Protective Advance.

SECTION 2.05. Overadvances.

(a) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but shall have absolutely no obligation to) make Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed Availability (any such Loans are herein referred to collectively as “Overadvances”); provided that the aggregate principal amount of Overadvances outstanding at any time shall not exceed (i) $30,000,000 in the aggregate or (ii) together with the aggregate principal amount of Protective Advances outstanding at such time pursuant to Section 2.04, $45,000,000 in the aggregate; provided, further, that no Overadvance may be made if, after giving effect thereto, the sum of any Lender’s Credit Exposure and Pre-Petition Credit Exposure shall exceed its Revolving Commitment. The Overadvances shall be secured by the Liens in favor of the Administrative Agent in and on the Collateral and shall constitute Obligations hereunder. All Overadvances shall be ABR Borrowings. The Borrowers shall be required to repay each Overadvance no later than the 60th day after the date of the making thereof. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(b) The Administrative Agent may by notice given not later than 12:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of any Overadvance outstanding. Such notice shall specify the aggregate principal amount of the Overadvance in which the Lenders will be required to participate and each Lender’s Applicable Percentage of such Overadvance. Each Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 p.m., New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 p.m., New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent, the account of the Administrative Agent, such Lender’s Applicable Percentage of such Overadvance. Each Lender acknowledges and agrees that its obligation to acquire participations in Overadvances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). From and after the date, if any, on which any Lender has paid in full for its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender its Applicable Percentage of all payments of principal and interest and all proceeds of Collateral thereafter received by the Administrative Agent in respect of such Overadvance; provided that any such payment or proceeds so distributed shall be repaid to the Administrative Agent if and to the extent such payment or proceeds shall be required to be refunded to the Borrowers for any reason. The purchase of participations in any Overadvance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrowers of their obligation to repay such Overadvance.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit in dollars for its own account or for the account of another Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of a Loan Party that is not a Borrower as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower Representative shall e-mail, hand deliver or send by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed $200,000,000, (ii) the total Standby LC Exposure shall not exceed $200,000,000, (iii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iv) the portion of the Standby LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the Standby LC Commitment of such Issuing Bank, (v) the Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment and (vi) the Aggregate Credit Exposure shall not exceed the Credit Limit. An Issuing Bank shall not be under any obligation to issue, amend, renew or extend any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending, renewing or extending such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or if the issuance, amendment, renewal or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date as in effect on the date of the issuance of such Letter of Credit (or such renewal or extension thereof); provided that, if the applicable Issuing Bank shall so agree, a Letter of Credit may expire at a later date if the applicable Borrower shall have deposited cash collateral in an LC Collateral Account pursuant to Section 2.06(j) in an amount equal to 103% of the undrawn face amount of such Letter of Credit. Any Letter of Credit may provide by its terms that it may be automatically extended for additional successive one year periods on terms reasonably acceptable to the applicable Issuing Bank. Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any Person unless the applicable Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the applicable Borrower) of the election by such Issuing Bank not to extend such Letter of Credit, such notice to be given not fewer than thirty (30) days prior to the then current expiration date of such Letter of Credit unless otherwise agreed to by the applicable Issuing Bank; provided that no Letter of Credit may be extended automatically or otherwise beyond the date that is five (5) Business Days prior to the Maturity Date in effect at the time thereof (other than in accordance with this paragraph).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the expiration of any Letter of Credit on a date after the Maturity Date due to the operation of the proviso in the definition of the term “Maturity Date”, the nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default, any reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall, following notice of such LC Disbursement to the Borrower Representative, reimburse such LC Disbursement by paying to the Administrative Agent or such Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by e-mail or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrowers reimburse the applicable LC Disbursement in full.

(i) Replacement of the Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon. The Borrowers shall also deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a Lien in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary herein or in the Collateral Documents, be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations (but subject to, in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders that has not been reallocated to non-Defaulting Lenders pursuant to Section 2.20), the consent of each Issuing Bank). If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived. If any Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing. If any Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Existing Letters of Credit. Each Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date and all LC Exposure (as defined in the Pre-Petition Credit Agreement) shall constitute “LC Exposure” for all purposes of this Agreement, and no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the Existing Letters of Credit. Without limiting the foregoing, (i) each such Existing Letter of Credit shall be included in the calculation of the LC Exposure, (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in this Section 2.06. Notwithstanding any other provision contained in this Section 2.06, no Existing Letter of Credit that has not been issued by an Issuing Bank referred to in clause (a) of the definition of such term may be renewed or extended.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrowers fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such ..maximum stated amount is in effect at the time of determination

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Revolving Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower Representative may elect to convert such Borrowing to a Revolving Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by e-mail, hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower and the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall automatically terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding Loans and any LC Disbursements, together with accrued and unpaid interest thereon and on any LC Disbursements, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, (x) the furnishing to the applicable Issuing Bank of a cash deposit (or at the discretion of such Issuing Bank a back -up standby letter of credit reasonably satisfactory to such Issuing Bank equal to 103% of the portion of the LC Exposure attributable to such Letter of Credit as of such time) or (y) such other alternative arrangements with respect to any such Letters of Credit that is satisfactory to the Administrative Agent and the Issuing Bank), and such cash deposit shall not be subject to or subordinate to the Carve Out, (iii) the payment in full in cash of all accrued and unpaid fees and (iv) the payment in full in cash of all reimbursable expenses and all other Obligations outstanding at such time; provided that, upon the termination of the Revolving Commitments pursuant to this clause (b), the “Exit Revolving Commitments” under and as defined in the Exit Facility Term Sheet and the rights and obligations of the parties hereto under Section 2.25 shall, in each case, automatically terminate without any further consent or action required by any Person.

(c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Credit Exposure would exceed the Credit Limit.

(i) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent the then unpaid principal amount of each Protective Advance and Overadvance on the earliest of (A) the Maturity Date, (B) demand by the Administrative Agent therefor and (C) in the case of any Overadvance, the 60th day after the date of the making thereof.

(b) On each Business Day during any Dominion Period, the Administrative Agent shall apply all funds credited to a Concentration Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay the Pre-Petition Revolving Loans that may be outstanding in the order and manner provided in the Pre-Petition Credit Agreement, second to prepay any Protective Advances and Overadvances that may be outstanding and, third, to prepay the Revolving Loans and to cash collateralize outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section; provided that, any such prepayments shall be applied, first, to the Pre-Petition Revolving Loans then outstanding (in the order and manner provided in the Pre-Petition Credit Agreement) and then to the Revolving Loans.

(b) In the event and on each occasion that the total Credit Exposure exceeds the lesser of (i) the sum of (A) the Borrowing Base then in effect, (B) the Protective Advance Exposure and (C) the Overadvance Exposure and (ii) the total Revolving Commitments then in effect, the Borrowers shall prepay first, the Pre-Petition Revolving Loans then outstanding (in the order and in the manner provided in the Pre-Petition Credit Agreement) and, second, the Revolving Loans (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in accordance with Section 2.06(j)) in an aggregate amount equal to such excess.

(c) Subject to the priority of Liens and application of funds set forth in the Final Order with respect to the Collateral that is sold pursuant to an Asset Sale, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, on the day such Net Proceeds are received, prepay Borrowings in an amount equal to 100% of such Net Proceeds (or, with respect to a Prepayment Event described in clause (e) of the definition of the term “Prepayment Event” up to $50,000,000 of such Net Proceeds); provided that in the case of a Prepayment Event described in clauses (a), (b) or (d) of the definition thereof, any Net Proceeds in respect of Term Loan Priority Collateral received by the Borrowers as a result of such Prepayment Event shall be applied (A) unless waived in accordance with the Term Credit Agreement, first, to the Term Loan Obligations, until paid in full, and (B) second, as set forth in Section 2.11(d) below. Notwithstanding the foregoing, the Loan Parties or any Subsidiary shall be permitted to reinvest the Net Proceeds of any Prepayment Event described in clauses (a) or (b) of the definition of Prepayment Event with the prior written consent of the Administrative Agent and the Required Lenders (in their sole and absolute discretion).

(d) The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by e-mail, hand delivery or facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(e) Notwithstanding any provisions of this Section 2.09 to the contrary, if any prepayment would otherwise be required to be made pursuant to clause (c) of this Section 2.11, solely as it relates to the portion of such Net Proceeds generated outside of the United States, so long as (x) the applicable local law will not permit repatriation of such Net Proceeds to the United States or (y) material adverse tax consequences to the Borrower Representative or any of its Subsidiaries would result from such repatriation, such Net Proceeds so affected shall not be required to be included in the mandatory prepayments referred to in such clause (c).

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue on the Effective Date and each day thereafter on the amount of the unused Revolving Commitment of such Lender on such day at a rate per annum equal to 0.50%. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October, commencing on the first such date to occur after the Effective Date, and on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Protective Advance Exposure and Overadvance Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in each Standby Letter of Credit or Commercial Letter of Credit at the Applicable Rate for a Letter of Credit of such type, in each case on the average daily amount of the portion of such Lender’s LC Exposure attributable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.10% per annum, on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of the next succeeding month, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay the fees in the amounts and payable at the times separately agreed upon in the Fee Letters or as otherwise agreed between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (excluding Protective Advances and Overadvances) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Protective Advance and Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Revolving Loans plus 2% per annum.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Revolving Borrowing:

(i) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower Representative and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist (which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of such circumstances), (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and such Revolving Borrowing shall be continued as an ABR Borrowing, and (B) any Borrowing Request for a Eurodollar Revolving Borrowing shall be treated as a request for an ABR Revolving Borrowing.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(i) of this Section have arisen (including because the Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i) of this Section have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in dollars in the United States at such time, and the Administrative Agent and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii) above, only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Revolving Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Revolving Borrowing, and (y) any Borrowing Request for a Eurodollar Revolving Borrowing shall be treated as a request for an ABR Revolving Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan), or to increase the cost to such Lender or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered. Notwithstanding the foregoing, if the Company reasonably believes that any such Taxes were not correctly or legally asserted, the applicable Recipient will use commercially reasonable efforts to cooperate with the Company to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of such Recipient exercised in good faith, result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to it.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or such Issuing Bank, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as well as a reasonably detailed description of the occurrence giving rise to such event, as specified in paragraph (a) or (b) of this Section delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the above, a Lender or an Issuing Bank will not demand compensation for any increased cost or reduction set forth in this Section 2.15 at any time if it is not the general practice and policy of such Lender or Issuing Bank to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Borrower Representative and setting forth and explaining in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Defined Terms. For purposes of this Section, the term “Lender” shall include any Issuing Bank, and the term “applicable law” includes FATCA.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Banks, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) FATCA Grandfathering. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document on or prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required, on or prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, or by wire transfer using the Administrative Agent’s wire instructions, except that payments required to be made directly to an Issuing Bank shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) amounts to be applied from a Concentration Account during any Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (C) so long as no Event of Default shall have occurred and be continuing, amounts which are received into any Concentration Account (which shall be deposited to the Borrowers’ Funding Account in accordance with the Security Agreement) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to permanently reduce the fees, interest and principal in respect of the Pre-Petition Lender Obligations then outstanding (if any) constituting fees, interest and principal in accordance with Section 2.18(b) of the Pre-Petition Credit Agreement, until paid in full, second to permanently reduce the other Pre-Petition Lender Obligations then outstanding (if any) in accordance with Section 2.18(b) of the Pre-Petition Credit Agreement until paid in full, third, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services or Swap Obligations), fourth, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), fifth, to pay interest due in respect of the Protective Advances and Overadvances, sixth, to pay the principal of the Protective Advances and Overadvances, seventh, to pay interest then due and payable on the Loans (other than the Protective Advances and Overadvances) ratably, eighth, to prepay principal on the Loans (other than the Protective Advances and Overadvances) and unreimbursed LC Disbursements ratably, ninth, to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, tenth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, eleventh, to the payment of any other Secured Obligations due to the Administrative Agent or any Lender, and twelfth, any excess to be returned to Borrower Representative to be used in accordance with the Approved Budget; provided, that if and to the extent that it would be unlawful for any Subsidiary Loan Party to secure any Swap Obligation under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason (and after giving effect to the guarantees by the other Loan Guarantors of the Secured Obligations of such Subsidiary Loan Party) to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Liens created by the Loan Documents in the assets of such Subsidiary Loan Party become effective with respect to such Swap Obligation, no proceeds of Collateral of such Subsidiary Loan Party will be applied pursuant to clause eighth of the preceding sentence to the payment of such Swap Obligation. Notwithstanding any other provision of this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, reimbursable expenses (including, without limitation, all reimbursements of fees and expenses pursuant to Section 9.03) and other sums payable under the Loan Documents or in respect of the Pre-Petition Lender Obligations may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest, fees or any other amount due under the Loan Documents or in respect of the Pre-Petition Lender Obligations and agrees that all such amounts charged shall constitute Loans (including Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses pursuant to Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower (other than, so long as no Dominion Period is in effect or no Event of Default shall have occurred or be continuing, any Excluded Deposit Account) maintained with the Administrative Agent for each payment of principal, interest, fees or any other amount due under the Loan Documents or in respect of the Pre-Petition Lender Obligations.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Protective Advances or Overadvances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Protective Advances or Overadvances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Protective Advances and Overadvances of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Protective Advances and Overadvances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements, Protective Advances or Overadvances to any Person that is an Eligible Assignee (as such term is defined from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) f any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future payment obligations of such Lender hereunder to or for the account of the Administrative Agent.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment or waiver that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or Supermajority Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent by the Borrower Representative, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Protective Advances and Overadvances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment or waiver can be effected and (E) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (subject to any required consents referred to above) and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders, the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder or under any other Loan Documents (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any waiver, amendment or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure, Protective Advance Exposure and Overadvance Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i) such Defaulting Lender’s LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.06(d)), Protective Advance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(b)) and Overadvance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(b)) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure, Protective Advance Exposure and Overadvance Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent, without prejudice to any rights or remedies of the Borrowers against such Defaulting Lender, (A) first, prepay the portion of such Defaulting Lender’s Overadvance Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been so reallocated, (B) second, prepay the portion of such Defaulting Lender’s Protective Advance Exposure that has not been so reallocated, and (C) third, cash collateralize such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been so reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any letter of credit participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s cash collateralized LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (c)(i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted to give effect to such reallocation; and

(v) if any portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in clause (i) above) is neither cash collateralized nor reallocated pursuant to clause (c)(i) or (c)(ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until such LC Exposure is cash collateralized and/or reallocated; and

(d) no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, in each case, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with clause (c) of this Section, and participating interests in any such newly issued, amended, renewed, extended or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with clause (c)(i) of this Section (and Defaulting Lenders shall not participate therein).

In the event and on the date that each of the Administrative Agent, the Company, each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure, Protective Advance Exposure and Overadvance Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, any Issuing Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement and the other Loan Documents shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, such Issuing Bank or such Lender. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section shall survive the termination of this Agreement.

SECTION 2.22. Borrowing Subsidiaries. The Company may designate any Subsidiary that is a wholly owned Domestic Subsidiary of the Company as a Borrowing Subsidiary upon five (5) Business Days’ notice to the Administrative Agent and the Lenders (such notice to include the name, primary business address and tax identification number of such proposed Borrowing Subsidiary). Upon (i) the Lenders’ receipt of documentation (including, to the extent such proposed Borrowing Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Subsidiary) and other information required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, and (ii) proper notice and receipt by the Administrative Agent of such agreements, documents and legal opinions as the Administrative Agent may reasonably request and subject to the Administrative Agent’s determining in consultation with the Lenders that designating such Subsidiary as a Borrowing Subsidiary would not cause any Lender to suffer any economic, legal or regulatory disadvantage, such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement and the other Loan Documents. A Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time as the Company gives notice to the Administrative Agent and the Lenders of its intention to terminate such Subsidiary as a Borrowing Subsidiary; provided that any such termination shall not be effective (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings or, except to the extent such Subsidiary remains a Loan Party after such termination, to obtain Letters of Credit) and such Subsidiary shall remain a Borrowing Subsidiary until such time as all Loans to such Borrowing Subsidiary and accrued interest thereon and all other amounts then due from such Borrowing Subsidiary have been paid in full and, unless such Subsidiary shall remain a Loan Party after such termination, no Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding.

SECTION 2.23. Eligible Pledged Cash Account. The Company may from time to time, on any Business Day, deposit or cause to be deposited cash in dollars into the Eligible Pledged Cash Account, and on the Business Day following the delivery by the Borrower Representative to the Administrative Agent of a notice setting forth the amount so deposited and certifying that the amount so deposited constitutes Eligible Pledged Cash, the Borrowing Base shall be adjusted to include the aggregate amount of Eligible Pledged Cash after giving effect to such deposit (subject to the limit in the definition of “Borrowing Base” on the amount of Eligible Pledged Cash includible therein). The Company may withdraw cash from the Eligible Pledged Cash Account solely with the prior written consent of the Administrative Agent; provided that the Administrative Agent agrees to promptly provide such written consent so long as the Borrower Representative shall have delivered an updated Borrowing Base Certificate demonstrating that, after giving effect to such withdrawal, the Loan Parties shall be in compliance with the terms of this Agreement and no payment would then be due under Section 2.11(b) of this Agreement. At the time of any withdrawal of cash from the Eligible Pledged Cash Account, the Borrowing Base shall be adjusted with immediate effect to include only the aggregate amount of Eligible Pledged Cash after giving effect to such withdrawal (subject to the limit in the definition of “Borrowing Base” on the amount of Eligible Pledged Cash includible therein). At the time of any termination of the Deposit Account Control Agreement or other control agreement entered into in respect of the Eligible Pledged Cash Account, unless such agreement shall have been replaced by another effective Deposit Account Control Agreement or other control agreement reasonably satisfactory to the Administrative Agent, the Borrowing Base shall be adjusted with immediate effect to exclude Eligible Pledged Cash. Interest or profits, if any, on amounts deposited in the Eligible Pledged Cash Account shall accumulate in such account and constitute Eligible Pledged Cash.

SECTION 2.24. Super-Priority Nature of Obligations and Administrative Agent’s Liens; Payment of Obligations.

(a) The priority of Administrative Agent’s Liens on the Collateral, claims and other interests shall be as set forth in the Final Order.

(b) Upon the maturity (whether by acceleration or otherwise) of any of the Secured Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Secured Obligations without further application to or order of the Court.

SECTION 2.25. Conversion to Exit Facility Agreement. Upon the satisfaction or waiver by the Administrative Agent and each Lender of each of the conditions precedent to the Conversion Date set forth in the section entitled “Conditions to Conversion” in the Exit Facility Term Sheet on or prior to the Maturity Date, automatically and without any further consent or action required by the Administrative Agent, any Lender, or any other Lender Party, (i) the Borrowers (or the entities assuming and/or acquiring directly or indirectly the operations and assets of the Borrowers in the Acceptable Plan, and each Loan Guarantor and each entity assuming the operations and assets of each Loan Guarantor that is a Debtor in the Acceptable Plan, to the extent such Person is required under the Exit Facility Term Sheet to continue to be a guarantor thereunder), shall assume all obligations in respect of the Revolving Commitments, Loans and Letters of Credit hereunder and all other monetary obligations in respect hereof, (ii) each Loan and Letter of Credit hereunder shall be continued as a Loan or Letter of Credit under the Exit Facility Agreement, (iii) each Lender hereunder shall be a Lender under the Exit Facility Agreement and (iv) this Agreement shall terminate and be superseded and replaced in its entirety by, and deemed amended and restated in its entirety in the form of, the Exit Facility Agreement (with such changes and insertions thereto, as are reasonably satisfactory to the Administrative Agent and the Borrower, incorporated as necessary to make any technical changes necessary to effectuate the intent of this Section 2.25), and each of the Revolving Commitments hereunder shall automatically be Revolving Commitments under the Exit Facility Agreement. Notwithstanding the foregoing, all obligations of the Borrowers and the Loan Guarantors to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and any other Loan Document which are expressly stated in this Agreement or such other Loan Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Loan Parties, the Administrative Agent, the Lenders and the Issuing Banks shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.25 and as are required to complete the schedules to the Exit Facility Agreement or other agreements contemplated thereby. Each Lender and Issuing Bank party hereto hereby agrees that, on the Conversion Date, the Administrative Agent may execute and deliver the security documents contemplated by the Exit Facility Term Sheet.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders on the Effective Date (and will be deemed to represent at such other times as are specified in this Agreement) as follows:

SECTION 3.01. Organization; Powers. The Company and each Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction and, in the case of any Subsidiary other than a Borrowing Subsidiary, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to, subject to the entry of the Final Order, carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability; Benefit to Loan Parties. (a) Subject to entry of the Final Order, the Transactions, insofar as they are to be carried out by each Loan Party, are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, shareholder or other equity holder action. Subject to entry of the Final Order, this Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder. Each Loan Party has determined that, subject to entry of the Final Order, the execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.03. Governmental Approvals; No Conflicts. Except for the entry of, and pursuant to the terms of, the Final Order, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are (or so will be) in full force and effect, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Subsidiary, (d) will not violate or result in a default under any indenture or agreement (including the Pre-Petition Term Credit Agreement, the Term Credit Agreement or other instrument binding upon the Company or any Subsidiary or any of their assets) (other than defaults arising solely as a result of the commencement of the Cases), or give rise to a right thereunder to require any payment to be made by the Company or any Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except Liens created pursuant to the Loan Documents or Liens created in connection with Pre-Petition Term Credit Agreement, the Term Credit Agreement or the Pre-Petition Agreement, in the case of clauses (a) (as to the Transactions other than the entry into the Loan Documents), (b) and (d) above, except for a failure to obtain or make, violation, default or payment, as applicable, which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Loan Parties have heretofore furnished to the Lenders (i) the audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, equity and cash flows of the Company and its consolidated Subsidiaries as of and for the fiscal year ended August 3, 2019, and (ii) the unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows of the Company and its consolidated Subsidiaries as of and for each of the fiscal quarters and the portion of the fiscal year ended November 2, 2019 and February 1, 2020. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since the Effective Date, other than those customarily resulting from the commencement of the Cases and changes contemplated in the Borrower Representative’s business plan delivered to the Administrative Agent, there has been no event, development or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) The Company and each Subsidiary has good title to, or valid leasehold interests in, all its tangible property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and Liens expressly permitted by Section 6.02.

(b) (i) The Company and each Subsidiary owns, is licensed to use, or otherwise has the right to use, all trademarks, service marks, tradenames, trade dress, copyrights, patents, designs and other intellectual property material to its business, and (ii) the conduct of their respective businesses, including the use thereof by the Company and the Subsidiaries in their respective businesses, does not infringe upon the rights of any other Person, except for any such infringements or any such failure to own, license or have the right to use that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned in fee by the Loan Parties as of the Effective Date.

SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters and the Cases, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against the Company or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters or matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability to be imposed on or asserted against the Company or any Subsidiary.

SECTION 3.07. Compliance with Laws and Agreements. (a) The Company and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except any non-compliance arising solely as a result of the commencement of the Cases or where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (it being agreed that this Section does not apply to any law which is specifically addressed in Section 3.06(b), 3.07(b), 3.08, 3.09, 3.10 or 3.14). Except for any defaults or events of defaults arising solely as a result of the commencement of the Cases, any defaults or events of defaults arising under the Pre-Petition Credit Agreement or the Pre-Petition Term Credit Agreement, no Event of Default has occurred and is continuing.

(b) The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Company, any Subsidiary or, to the knowledge of the Borrowers, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrowers any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Company and each Subsidiary has (a) timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (b) paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (i) any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (ii) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no current or proposed tax assessment, deficiency or other claim against the Company or any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA; Labor Matters. (a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, and (iii) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable laws. On the Effective Date, the excess of the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of preparing the audited financial statements set forth in the Company’s most recent Annual Report on Form 10-K), as of the date of the most recent financial statements reflecting such amounts, over the fair market value of the assets of such Plan, if any, could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against the Company or any Subsidiary pending or, to the knowledge of the Borrowers, threatened, (ii) the hours worked by and payments made to employees of the Company and the Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable Federal, state, local or foreign law dealing with such matters, (iii) all payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required by GAAP and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

(c) None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).

SECTION 3.11. Disclosure. No reports, financial statements, certificates or other written information (other than forward-looking information, management projections or information of a general economic or industry nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when delivered and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts and projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.12. Subsidiaries and Joint Ventures. Schedule 3.12 sets forth, as of the Effective Date, the name, type of organization and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Company or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary. All the issued and outstanding Equity Interests in each Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and validly issued and are fully paid and non -assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived and not as a result of any rights contained in organizational documents). Except as set forth in Schedule 3.12, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Company and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Company and the Subsidiaries is adequate.

SECTION 3.14. Federal Reserve Regulations. Neither the Company nor any Subsidiary is principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would entail a violation of Regulations T, U or X of the Board of Governors.

SECTION 3.15. [Reserved].

SECTION 3.16. Collateral Matters. (a) Subject to the entry of the Final Order, the Security Agreement and the Final Order are effective to create in favor of the Administrative Agent (for the benefit of the Lender Parties) legal, valid, enforceable and perfected Liens on the Collateral described therein (with such priority as provided for therein).

(b) Except for the entry of the Final Order, no filing or other action will be necessary to perfect such Liens.

(c) The Final Order is (or will be, as applicable) effective to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a legal, valid, binding and enforceable perfected Lien in the Collateral without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents except to the extent set forth in such Final Order.

SECTION 3.17. Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for purposes set forth in Section 5.11.

SECTION 3.18. Credit Card Agreements. Schedule 3.18 (as updated from time to time as permitted by Section 5.16) sets forth a list of all Credit Card Agreements to which any Loan Party is a party. A true and complete copy of each Credit Card Agreement listed in Schedule 3.18 has been delivered to the Administrative Agent, together with all material amendments, waivers and other modifications thereto. All such Credit Card Agreements are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms. The Loan Parties are in compliance in all material respects with each such Credit Card Agreement.

SECTION 3.19. Approved Budget. As of the Effective Date, the Borrowers have furnished to the Administrative Agent the initial Approved Budget. Each Approved Budget was prepared in good faith based upon assumptions the Borrowers believed to be reasonable assumptions on the date of delivery of such Approved Budget.

SECTION 3.20. Chapter 11 Cases.

(a) The Cases were commenced on the Petition Date in accordance with applicable laws and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Final Order, and (ii) the hearing for the entry of the Final Order. The Debtors shall give, on a timely basis as specified in the Final Order, all notices required to be given to all parties specified in the Final Order.

(b) After the entry of the Final Order, and pursuant to and to the extent permitted in the Final Order, the Obligations will constitute allowed administrative expense claims in the Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve Out and (ii) the priorities set forth in the Final Order.

(c) After the entry of the Final Order and pursuant to and to the extent provided in the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority, only to (i) the Carve Out, (ii) the Liens pursuant to Section 6.02(i), subject to the terms of such Section 6.02(i) and (iii) to the extent set forth in the Final Order.

(d) The Final Order is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Administrative Agent’s consent, modified or amended. The Loan Parties are in compliance in all material respects with the Final Order.

(e) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Final Order, as the case may be, upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, to the extent the Conversion Date has not occurred, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from, the Court.

ARTICLE IV

Conditions

SECTION 4.01. Conditions to Effectiveness of Credit Agreement. The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received from each Borrower, each Loan Guarantor, each Lender and each Issuing Bank a duly executed counterpart of this Agreement.

(b) The Administrative Agent and the Lenders shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of Kirkland & Ellis LLP, counsel to the Borrowers and the other Loan Parties, addressing corporate authority matters and other matters as the Administrative Agent shall reasonably request, each such opinion to be in form, scope and substance reasonably satisfactory to the Administrative Agent.

(c) (i)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date and (ii) at the time of and immediately after giving effect to the Transactions to occur on the Effective Date, no Event of Default shall have occurred and be continuing.

(d) The Administrative Agent shall have received as to each Loan Party such customary documents and certificates as it shall reasonably have requested relating to the organization, existence and good standing of such Loan Party and the authorization of the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a completed Borrowing Base Certificate, which shall be dated the Effective Date and signed by a Financial Officer of the Company and shall set forth information required therein as of the last day of the most recent month ended at least fifteen (15) days prior to the Effective Date.

(f) The Lenders shall have received (i) unaudited interim consolidated financial statements of the Company for each fiscal month ended after the fiscal quarter ending February 1, 2020 through the end of June 30, 2020, (ii) satisfactory projections (including the Borrowing Base and Availability forecasts) and the Approved Budget, (iii) a copy of the fully executed and effective RSA, in form and substance reasonably satisfactory to the Administrative Agent, and (iv) an Acceptable Plan.

(g) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Company, certifying satisfaction of the conditions set forth in paragraphs (c) and (l) of this Section 4.01.

(h) All fees due to the Administrative Agent, the Arrangers and the Lenders in connection with the effectiveness of this Agreement and the Fee Letters, and all expenses to be paid or reimbursed to the Administrative Agent and the Arrangers on or prior to the Effective Date that have been invoiced at least three (3) Business Days prior to such date, shall have been paid, in each case, from the proceeds of the initial funding hereunder.

(i) The Administrative Agent shall have received from each Loan Party the documentation and other information (including, to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party) required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Effective Date to the extent such information has been requested at least ten (10) Business Days prior to the Effective Date.

(j) The Administrative Agent, for its benefit and the benefit of each other Lender Party, shall have been granted a perfected Lien on the Collateral by the Final Order on the terms and conditions set forth herein and in the other Loan Documents.

(k) The Administrative Agent shall have received the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions reasonably requested by the Administrative Agent.

(l) Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has or could reasonably be expected to have a Material Adverse Effect.

(m) (i) The Court shall have entered the Final Order by no later than fifty (50) days after the Petition Date and (ii) all motions, orders (including any “first day” or “second day” orders on a final basis and the Cash Management Order) and other documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and the Court shall have approved and entered all “first day” or “second day” orders on a final basis, including, without limitation, the Cash Management Order.

(n) The Intercreditor Acknowledgment and the Security Agreement each shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(o) The Term Credit Agreement shall have been duly executed and delivered by each of the parties thereto and shall be in full force and effect, and the Term Loan Lenders shall have funded not less than $150,000,000 of aggregate debtor-in-possession term loans thereunder.

(p) After giving effect to (i) the initial extensions of credit under the Agreement, (ii) the payment of all fees and expenses required to be paid by the Loan Parties on the Effective Date in connection with the Transactions and (iii) the Transactions to occur on the Effective Date, including the repayment of Pre-Petition Indebtedness, Availability shall not be less than $100,000,000.

(q) The Borrowers shall have (i) reimbursed all outstanding “LC Disbursements” under drawn “Letters of Credit” (as such terms are defined in the Pre-Petition Credit Agreement), and (ii) paid all outstanding “Swap Obligations” arising from the termination of “Swap Agreements” (as such terms are defined in the Pre-Petition Credit Agreement) prior to the Effective Date, in each case, from the proceeds of the initial funding contemplated pursuant to the Transactions and cash on hand.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. (a) Except as provided in paragraph (b) of this Section 4.02, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(i) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of the date of the making of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(ii) At the time of and immediately after giving effect to the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(iii) After giving effect to the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, the sum of the Aggregate Credit Exposure and Pre-Petition Aggregate Credit Exposure shall not exceed the lesser of (i) the total Revolving Commitments then in effect or (ii) other than in the case of a Protective Advance or an Overadvance, the Borrowing Base then in effect, and, other than in the case of a Protective Advance or an Overadvance, the Administrative Agent shall have received a Borrowing Base Certificate as of a date not earlier than the last day of the most recent fiscal month ended at least twenty (20) days prior to the date of the making of such Loan or such issuance, amendment, renewal or extension.

(iv) The Borrowers shall have paid the balance of all fees and expenses then due and payable under this Agreement.

Each making of a Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (i) through (iv) of this Section 4.02(a).

(b) Notwithstanding the failure to satisfy the conditions precedent set forth in paragraph (a)(i) or (a)(ii) of this Section 4.02, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may but shall have no obligation to, issue, amend, renew or extend or cause to be issued, amended, renewed or extended any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or taking such action with respect to such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the earlier to occur of the date on which (a) the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations, Swap Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, or (b) the Conversion Date set forth in the section entitled “Conditions to Conversion” in the Exit Facility Term Sheet shall have occurred, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent, for distribution to each Lender and, in the case of clauses (e), (f) and (g), to the Lender Advisors:

(a) within ninety (90) days after the end of each fiscal year of the Company, its consolidated balance sheet and related consolidated statements of operations, comprehensive income, equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer of the Company, to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal year on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of operations and comprehensive income for such fiscal quarter and the then elapsed portion of the fiscal year and the related consolidated statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each of the first two (2) fiscal months of each fiscal quarter of the Company, the consolidated balance sheet and related statements of operations and comprehensive income of the Company as of the end of and for such fiscal month and the then elapsed portion of the fiscal year and the related consolidated statement of cash flows of the Company for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal month and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (it being understood and agreed that any adjustments reflected in such monthly financial statements may differ (in part or entirely) from any adjustments reflected in the financial statements delivered in the foregoing clauses (a) or (b));

(d) concurrently with each delivery of financial statements under clause (a), (b) or (c) above, a completed Compliance Certificate signed by a Financial Officer of the Company (i) certifying, in the case of the financial statements delivered under clause (a), (b) or (c), that such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) to the extent applicable, setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (iv) if any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, specifying the effect of such change on the financial statements accompanying such certificate, and (v) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided;

(e) by no later than 5:00 p.m. New York City time on the four-week anniversary of the Effective Date and each fourth (4th) calendar week thereafter (or such later time as agreed to in writing (including via e-mail) by the Required Lenders in their sole discretion), an updated budget consistent with the form and level of detail set forth in the initial Approved Budget, including the same line-items provided with the initial Approved Budget, and otherwise in form and substance reasonably acceptable to the Lender Advisors and the Required Lenders in their reasonable discretion. Upon, and subject to, the approval of any such updated budget by the Lender Advisors and the Required Lenders in their reasonable discretion, such supplemented budget shall constitute the then-approved Approved Budget, effective as of the beginning of the week immediately following the week in which it was delivered; provided that unless and until the Lender Advisors and the Required Lenders approve such supplemental budget in their reasonable discretion, the then-current Approved Budget shall remain in effect and, upon the expiration of the then-current Approved Budget, the Approved Budget shall be based upon the Borrower Representative’s business plan delivered to the Administrative Agent prior to the Effective Date, adjusted to a weekly basis in a manner acceptable to the Company, the Lender Advisors and the Required Lenders in their reasonable discretion;

(f) by no later than 5:00 p.m. New York City time on the Thursday of each calendar week (or such later time as agreed to in writing (including via e-mail) by the Required Lenders in their sole discretion) commencing on (a) the date that is the third Thursday following the Effective Date, (i) a line-item by line-item report setting forth for each line item in the Approved Budget, in reasonable detail, the actual receipts received and operating disbursements (including any professional fees) made during the prior week then-ended and (b) the date that is the first Thursday following the Effective Date, a report setting forth the Liquidity as of the Friday of the most recently ended calendar week;

(g) by no later than 5:00 p.m. New York City time on the Thursday (or such later time as agreed to in writing (including via e-mail) by the Required Lenders in their sole discretion) of each calendar week commencing on the date that is the second Thursday following the Effective Date (each such Thursday or later time, a “Variance Report Date”), a line-item by line-item variance report (each, a “Variance Report”), substantially in the form attached hereto as Exhibit J or otherwise as reasonably acceptable to the Administrative Agent and the Required Lenders in their sole discretion, setting forth, in reasonable detail: (x) any variances between actual amounts for each line item in the Approved Budget for the Variance Testing Period versus projected amounts set forth in the applicable Approved Budget for each line item included therein on a cumulative basis for such Variance Testing Period (for the avoidance of doubt, to be prepared by comparing the sum of the four (4) figures for each relevant week for such corresponding line item in the relevant Approved Budget that was in effect in respect of each relevant week at the time) and (y) the computations necessary to determine compliance with Section 6.12, together with a statement from a Financial Officer certifying the information contained in the report. The Variance Report shall also provide a reasonably detailed explanation for any negative variance in such Variance Report in excess of 15% in actual receipts and any positive variance in such Variance Report in excess of 15% in actual operating disbursements during the Variance Testing Period (unless the dollar amount corresponding to such percentage variance is less than $1,000,000) as compared to projections for such corresponding line items during the Variance Testing Period as set forth in the Approved Budget;

(h) as soon as available but in any event within twenty (20) days (or, during any Enhanced Borrowing Base Reporting Period, three (3) days) after each Borrowing Base Reporting Date, a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of such Borrowing Base Reporting Date, together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request;

(i) as soon as available but in any event within twenty (20) days (or, during any Enhanced Borrowing Base Reporting Period, three (3) days) after each Borrowing Base Reporting Date, the following information as of such Borrowing Base Reporting Date, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(i) a detailed aging of the Loan Parties’ Credit Card Accounts Receivable (A) including aging by each credit card issuer and credit card processor and (B) reconciled to the Borrowing Base Certificate delivered as of such date, prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due from each credit card issuer or credit card processor;

(ii) a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Administrative Agent, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by product type and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (B) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, and credits issued by the Loan Parties), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii) a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Accounts Receivable and Eligible Inventory, such worksheets detailing the Credit Card Accounts Receivable and Inventory excluded from Eligible Credit Card Accounts Receivable and Eligible Inventory and the reasons for such exclusion; and

(iv) a reconciliation of the Loan Parties’ Credit Card Accounts Receivable and Inventory between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;

(j) at any time that any Revolving Loan is outstanding or the LC Exposure is equal to or greater than $100,000,000, as soon as available but in any event within twenty (20) days after the end of each calendar month, (i) a schedule and aging of the Loan Parties’ accounts payable as of the month then ended and (ii) a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement, in each case delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(k) at such other times as may be reasonably requested by the Administrative Agent, copies of all Tax returns filed by any Loan Party with the IRS;

(l) [reserved];

(m) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(n) promptly after any written request therefor, evidence of insurance renewals as required under Section 5.08 in form and substance reasonably acceptable to the Administrative Agent; and

(o) promptly after any written request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (a), (b) or (m) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Intralinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent (for distribution to the Lenders) written notice promptly upon any Financial Officer, or other officer or employee responsible for compliance with the Loan Documents, of any Borrower becoming aware of any of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (other than in connection with the Cases) against or affecting the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) any Lien (other than a Permitted Encumbrance) or claim made or asserted against any material portion of the Collateral;

(d) any and all default notices received under or with respect to any leased location or public warehouse where Collateral having an aggregate value in excess of $5,000,000 is located (which shall be delivered within ten (10) Business Days after receipt thereof);

(e) the occurrence of an ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect;

(f) (i) as soon as practicable in advance of filing with the Court or delivering to the Committee appointed in a Case, if any, or to the U.S. Trustee, as the case may be, all material proposed orders and pleadings related to (x) the Cases (all of which must be in form and substance reasonably satisfactory to the Administrative Agent) or (y) the Pre-Petition Credit Agreement and this Agreement and the credit facilities contemplated thereby and/or any sale contemplated in accordance with any Plan of Reorganization and/or any disclosure statement related thereto (all of which must be in form and substance reasonably satisfactory to the Administrative Agent), and (ii) substantially simultaneously with the filing with the Court or delivering to the Committee appointed in any Case, if any, or to the U.S. Trustee, as the case may be, monthly operating reports and all other notices, filings, motions, pleadings or other information concerning the financial condition of the Loan Parties or their Subsidiaries or the Cases that may be filed with the Court or delivered to the Committee appointed in any Case, if any, or to the U.S. Trustee; or

(g) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. [Reserved].

SECTION 5.04. Information Regarding Collateral. (a) Each Loan Party will furnish to the Administrative Agent prompt (and in any event within thirty (30) days thereof (or such longer period as the Administrative Agent may agree)) written notice of any change in (i) its legal name, as set forth in its organizational documents, (ii) its jurisdiction of organization or the form of its organization (including as a result of any merger or consolidation), (iii) the location of its chief executive office or (iv) its organizational identification number, if any, and its Federal Taxpayer Identification Number, in each case under this clause (iv), only with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement of such Loan Party. Each Loan Party also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) If any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien of the Collateral Documents upon the acquisition thereof), the Loan Parties will promptly notify the Administrative Agent thereof and will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Lien, all at the expense of the Loan Parties and, all to the extent required by this Agreement or the Collateral Documents. It is understood and agreed that, notwithstanding anything to the contrary set forth in this Agreement or in any Collateral Document, the Loan Parties shall not be required to (A) grant leasehold mortgages, (B) obtain landlord lien waivers, estoppels or Collateral Access Agreements, (C) perfect Liens in any assets represented by a certificate of title or (D) enter into any Collateral Documents governed by the laws of a jurisdiction other than the United States.

(c) If, despite the restrictions set forth in Section 6.02, the Company or any Subsidiary shall grant a Lien on any of its assets to secure Indebtedness under the Term Credit Agreement or the Pre-Petition Term Credit Agreement and the Secured Obligations are not secured by a Lien on such assets, the Company will (i) promptly notify the Administrative Agent and cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, or cause such Subsidiary to take, as the case may be, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Lien, and to cause such Liens securing Indebtedness under the Term Credit Agreement and such Liens securing the Secured Obligations to become subject to the Intercreditor Agreement, all at the expense of the Loan Parties.

SECTION 5.05. Existence; Conduct of Business. Subject to any required approval by the Court, each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (ii) where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.03 or 6.05.

SECTION 5.06. Payment of Obligations. Subject to the Final Order and the terms thereof, each Loan Party will, and will cause each Subsidiary to, pay or discharge all its material obligations, including material Tax liabilities (whether or not shown on a Tax return), before the same shall become delinquent or in default, subject to the Approved Budget (and the Permitted Variances) except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary (other than an Immaterial Subsidiary) to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Insurance. The Loan Parties will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Lender Parties, as an additional insured thereunder and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lender Parties, as a loss payee thereunder, and the Loan Parties will use commercially reasonable efforts to have each such policy provide for at least thirty (30) days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Flood Hazard Property owned by any Loan Party with respect to which flood insurance has been made available under Flood Insurance Laws, the applicable Loan Party (i) has obtained and will maintain, with financially sound and reputable insurance companies, flood insurance in such amount and otherwise on such terms as shall be required to comply with all applicable rules and regulations promulgated pursuant to Flood Insurance Laws and (ii) promptly upon request of the Administrative Agent or any Lender, will deliver to the Administrative Agent or such Lender the applicable Flood Insurance Documents and such other evidence of compliance, including evidence of annual renewals of such insurance, as may be reasonably requested by the Administrative Agent or such Lender and as shall be in form and substance reasonably acceptable to the Administrative Agent or such Lender.

SECTION 5.09. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (to the extent accompanying the Administrative Agent or any designated representative thereof) (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice (but in no event more than once each fiscal year of the Company unless an Event of Default has occurred and is continuing), to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and, accompanied by one or more such officers or their designees if requested by the Company, independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested. The Loan Parties shall have the right to have a representative present at any and all inspections. Notwithstanding anything herein to the contrary, the right of the Administrative Agent or any Lender to conduct appraisals or field examinations shall be governed exclusively by Sections 5.12 and 5.13, respectively, and shall not be limited by this Section.

SECTION 5.10. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all laws (including Environmental Laws and orders of any Governmental Authority) applicable to it or its property, except (i) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or (ii) to the extent subject to the Automatic Stay.

SECTION 5.11. Use of Proceeds. The proceeds of Loans made, and Letters of Credit issued, on or after the Effective Date will be used in accordance with the Approved Budget (subject to Permitted Variances) and the Final Order for the following: (i) fund the Cases and repay Pre-Petition Indebtedness, (ii) for working capital, Capital Expenditures, letters of credit and other lawful corporate purposes of the Borrowers and their Subsidiaries (including payment of certain fees and expenses of professionals retained by the Loan Parties subject to the Carve Out and for certain other Pre-Petition and pre-filing expenses that are approved by the Court and permitted by the Approved Budget). No part of the proceeds of any Loan and no Letter of Credit will be used in contravention of the provisions of the Final Order, including any restrictions or limitations on the use of proceeds contained therein. Nothing in this Agreement shall prohibit the Post-Petition payment of Pre-Petition Lender Obligations, including principal, interest, fees, penalties or recoverable costs, due and payable in connection with the Pre-Petition Credit Agreement with the proceeds of the Collateral (as defined herein) or Collateral (as defined in the Pre-Petition Credit Agreement).

SECTION 5.12. Appraisals. The Loan Parties will provide to the Administrative Agent upon the Administrative Agent’s request, one appraisal (or updates thereof) of the Inventory of the Loan Parties from appraisers selected and engaged by the Administrative Agent, prepared on a basis consistent in all material respects with the inventory appraisals delivered pursuant to the Pre-Petition Credit Agreement (with such adjustments as shall be deemed appropriate to reflect events or changes in circumstances after the dates of such appraisals). For purposes of the foregoing, it is understood that a single appraisal may consist of appraisals of the assets of each Loan Party and may be conducted at multiple sites. Such appraisal shall be at the expense of the Loan Parties.

SECTION 5.13. Field Examinations. At any time that the Administrative Agent requests, the Company and the Subsidiaries will allow the Administrative Agent to conduct, or engage a third party to conduct, one field examination (or updates thereof) upon reasonable prior notice during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided that the Administrative Agent shall be entitled to conduct only one such field examination after the Petition Date. For purposes of the foregoing, it is understood that such single field examination may consist of examinations of the assets of each Loan Party and may be conducted at multiple sites. Such single field examination requested after the Petition Date shall be at the expense of the Loan Parties.

SECTION 5.14. Depository Banks. The Loan Parties will, and will cause the Subsidiaries to, maintain the Administrative Agent or one or more Lenders acceptable to the Administrative Agent as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business; provided that the Loan Parties shall not be required to satisfy the foregoing requirement with respect to any Deposit Account that is an Excluded Deposit Account.

SECTION 5.15. Further Assurances. The Loan Parties will execute and/or deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

SECTION 5.16. Credit Card Agreements and Notifications. Each Loan Party will (a) comply in all material respects with all its obligations under each Credit Card Agreement to which it is party and (b) maintain credit card arrangements solely with the credit card issuers and credit card processors identified in Schedule 3.18; provided, however, that the Company may amend Schedule 3.18 to remove any credit card issuer or credit card processor identified in such Schedule 3.18 or to add additional credit card issuers and credit card processors that are satisfactory to the Administrative Agent in its reasonable discretion, and concurrently with the making of any such amendment the Company shall provide to the Administrative Agent evidence that a Credit Card Notification shall have been delivered to any credit card issuer or credit card processor added to such Schedule 3.18.

SECTION 5.17. Loan Parties’ Advisors.

(a) The Loan Parties shall continue to retain the Debtors’ Investment Banker. The Loan Parties and their representatives will fully cooperate with the Debtors’ Investment Banker and grant them full and complete access to the books and records of the Loan Parties. The Loan Parties hereby (i) authorize the Administrative Agent (or their respective agents or advisors) to communicate directly with the Debtors’ Investment Banker regarding any and all matters related to the Loan Parties and their Affiliates, and (ii) authorize the Debtors’ Investment Banker to provide the Administrative Agent (or their respective agents or advisors) with reports and other information or materials prepared or reviewed by the Debtors’ Investment Banker as the Administrative Agent may reasonably request (in the case of each of clauses (i) and (ii), subject to protection as necessary in respect of information that is subject to attorney-client or similar privilege or constitutes attorney work-product, and entry by the Administrative Agent (or its respective agents or advisors) into customary non-reliance/confidentiality arrangements in form reasonably satisfactory to the Debtors’ Investment Banker).

(b) the Loan Parties shall host a monthly conference call for Lenders to discuss financial information delivered pursuant to Section 5.01. The Loan Parties will hold such conference call following the delivery of the required financial information for such month pursuant to Section 5.01(c) and not later than five Business Days from the time the Borrowers are required to deliver the financial information as set forth in Section 5.01(c).

(c) the Loan Parties shall host bi-weekly conference calls for the Lender Advisors to discuss financial information delivered pursuant to Section 5.01(f).

(d) Such monthly and bi-weekly calls will occur as a standing appointment at a time to be mutually agreed upon by the Borrower Representative and the Lenders or the Lender Advisors, as applicable.

(e) Notwithstanding anything to the contrary contained in this Section 5.17, none of the Loan Parties or their respective professionals (including the Debtor’s Investment Banker) will be required to disclose or permit access to any document, information or other matter (i) in respect of which disclosure to the Administrative Agent, any Lender or any Lender Advisor (or their respective representatives or contractors) by the Loan Parties or their respective professionals (including the Debtor’s Investment Banker) is prohibited by applicable law or any binding agreement or (ii) that is subject to attorney client or similar privilege or constitutes attorney-work product.

SECTION 5.18. Lender Advisors. The Administrative Agent, on behalf of itself and the Lenders, shall be entitled to retain or to continue to retain (either directly or through counsel) any Lender Advisors to provide advice, analysis and reporting for the benefit of the Administrative Agent and the Lenders. The Loan Parties shall pay all fees and expenses of each Lender Advisor and all such fees and expenses shall constitute Obligations and be secured by the Collateral.

SECTION 5.19. Bankruptcy Matters. The Loan Parties shall:

(a) cause all proposed (i) “first day” orders on a final basis, (ii) orders (other than the Final Order) related to or affecting the Loans and other Obligations and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Plan of Reorganization and/or any disclosure statement related thereto, (iii) orders concerning the financial condition of the Borrowers or any of their respective Subsidiaries or other Indebtedness of the Loan Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, and (iv) orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Court, in each case, proposed by the Loan Parties to be in accordance with and permitted by the terms of this Agreement and acceptable to the Administrative Agent in its reasonable discretion in all respects, it being understood and agreed that the forms of orders approved by the Administrative Agent (and with respect to any provision that affects the rights, obligations, liabilities or duties of the Administrative Agent) prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects;

(b) comply in a timely manner with their obligations and responsibilities as debtors -in -possession under the Final Order;

(c) except as otherwise permitted by an Acceptable Plan or this Agreement, provide prior written notice as soon as reasonably practicable to the Required Lenders prior to any assumption or rejection of any Loan Party’s or any Subsidiary’s material contracts or material non-residential real property Leases pursuant to Section 365 of the Bankruptcy Code;

(d) deliver to the Administrative Agent all documents required to be delivered to creditors under the RSA, any applicable restructuring support agreement or any case stipulation; provided that the Borrower shall not be required to deliver any such documents provided by any party in interest to the extent that any such document is filed under seal; provided, further, that such documents that are filed under seal, to the extent permitted by applicable law, shall be provided to the advisors to the Administrative Agent on a professional eyes’ only basis.

(e) comply with each of the Required Milestones contained on Schedule 5.19 upon the terms and at the times provided for therein.

ARTICLE VI

Negative Covenants

Until the earlier to occur of the date on which (a) the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations, Swap Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, or (b) the Conversion Date set forth in the section entitled “Conditions to Conversion” in the Exit Facility Term Sheet shall have occurred, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents and the Pre-Petition Loan Documents;

(ii) Indebtedness existing on the date hereof and set forth on Schedule 6.01;

(iii) unsecured Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Company or any Subsidiary, (B) any such Indebtedness owing by any Loan Party to a Subsidiary that is not a Loan Party shall be unsecured, subordinated in right of payment to the Obligations and the Pre-Petition Lender Obligations and (C) any such Indebtedness shall be incurred in compliance with Section 6.04;

(iv) Guarantees incurred in compliance with Section 6.04;

(v) Indebtedness of the Company or any Subsidiary permitted by the Approved Budget (including with respect to any Permitted Variances) (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) at the time of incurrence thereof shall not exceed $1,000,000;

(vi) Indebtedness in respect of netting services, overdraft protections and deposit and checking accounts, in each case, in the ordinary course of business;

(vii) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, health, disability, unemployment insurance and other social security laws;

(viii) Indebtedness permitted by the Approved Budget (including with respect to any Permitted Variances);

(ix) [reserved];

(x) Indebtedness under (i) the Pre-Petition Term Credit Agreement in an aggregate principal amount not to exceed $1,271,597,089.65 and (ii) the Term Credit Agreement in an aggregate principal amount not to exceed $312,342,704.17 at any time outstanding, provided that the Term Loan Facility shall at all times be subject to the Intercreditor Agreement as supplemented by the Intercreditor Acknowledgment;

(xi) Indebtedness of Loan Parties in respect of surety bonds (whether bid, performance, appeal or otherwise) and performance and completion guarantees and other obligations of a like nature, in each case incurred in the ordinary course of business;

(xii) the Carve Out;

(xiii) Indebtedness incurred under leases of real property in respect of tenant improvements;

(xiv) [reserved];

(xv) other unsecured Indebtedness in an aggregate principal amount not to exceed at the time of incurrence thereof $4,000,000 permitted by the Approved Budget (including with respect to any Permitted Variances);

(xvi) Indebtedness consisting of (A) the financing of insurance premiums and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvii) obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services; and

(xviii) Indebtedness in the form of Swap Agreements permitted under Section 6.07.

(b) The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, as applicable, the accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of Section 6.01(a).

(c) Notwithstanding any of the foregoing, no Indebtedness permitted under this Section 6.01 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of (i) the Administrative Agent and the Lenders and (ii) the Pre-Petition Agent and the Pre-Petition Lenders, in each case, as set forth herein and in the Final Order, other than, solely with respect to Collateral that is not ABL Priority Collateral (as defined in the Intercreditor Agreement), Indebtedness under the Term Credit Agreement permitted under Section 6.01(a)(x).

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, or assign or sell any accounts receivable or rights in respect thereof of the Company or any Domestic Subsidiary that is a Subsidiary, except:

(a) Liens granted by the Final Order or created under the Loan Documents or Pre-Petition Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(d) the Carve Out;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Company or any Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof, solely to the extent such sale or transfer would have been permitted on the date of creation of such Lien;

(g) in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, in each case, so long as such encumbrance or restriction is in existence on the Petition Date;

(h) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with the purchase or other acquisition of equipment or inventory in the ordinary course of business;

(i) Liens on the Collateral securing Indebtedness and Guarantees of the Loan Parties permitted by Section 6.01(a)(x) and obligations relating thereto not constituting Indebtedness; provided that any such Liens on the Collateral shall be subject to the Intercreditor Agreement and the Final Order;

(j) any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness of such Foreign Subsidiary permitted by Section 6.01(a) and obligations relating thereto not constituting Indebtedness;

(k) other Liens securing Indebtedness or other obligations in an aggregate principal amount at the time of incurrence of such Liens not to exceed $1,000,000 (it being understood that in the event any such Liens extend to Credit Card Accounts Receivable or Inventory, such Credit Card Accounts Receivable or Inventory shall, to the extent otherwise included therein, cease to be Eligible Credit Card Accounts Receivable or Eligible Inventory, as applicable);

(l) non-exclusive licenses of intellectual property granted in the ordinary course of business; and

(m) Liens in favor of the Pre-Petition Lenders as adequate protection granted pursuant to the Final Order.

Notwithstanding the foregoing, (i) none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s Collateral included in the Borrowing Base, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clauses (a), (i) and (l) above, and (ii) Liens permitted under this Section 6.02, other than the Liens securing the credit facility under the Pre-Petition Term Credit Agreement or the Term Credit Agreement on Term Priority Collateral (solely to the extent set forth in the Final Order) shall at all times be junior and subordinate to the Liens under the Loan Documents and the Final Order securing the Secured Obligations. The prohibition provided for in this Section 6.02 specifically includes any material step by any Debtor, the Committee or any other party in interest in the Cases, as applicable, to prime any claims, Liens or interests of (x) the Administrative Agent and the Lenders or (y) for so long as the Pre-Petition Lender Obligations have not been indefeasibly paid in full in cash, the Pre-Petition Agent and the Pre-Petition Lenders, any Lien, in each case, other than as set forth in the Final Order and irrespective of whether such claims, Liens or interests may be “adequately protected.” The designation of a Lien as a Permitted Encumbrance shall not limit or restrict the ability of the Administrative Agent to establish any Reserve relating thereto in accordance with the terms hereof.

SECTION 6.03. Fundamental Changes; Business Activities. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may (A) merge into the Company in a transaction in which the Company is the surviving entity and (B) merge into a Borrowing Subsidiary in a transaction in which the Borrowing Subsidiary is the surviving entity, (ii) any Person (other than the Company) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (A) if any party to such merger or consolidation is a Borrowing Subsidiary, a Borrowing Subsidiary and (B) if any party to such merger or consolidation is a Loan Party, a Loan Party, (iii) [reserved] and (iv) any Subsidiary (other than a Borrowing Subsidiary) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Effective Date and businesses reasonably related or complementary thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation), make or otherwise permit to exist any Investment in any other Person, except:

(a) Investments in cash and Permitted Investments;

(b) Investments existing on, or contractually committed to as of, the Effective Date and set forth in Schedule 6.04 and any extensions, renewals or reinvestments thereof (but not any additions thereto (including any capital contributions) made after the Effective Date);

(c) Investments by the Company and the Subsidiaries in Equity Interests in their respective subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such Investments, (ii) the aggregate amount of such Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the Effective Date and permitted by clause (b) above) permitted pursuant this clause (c) and pursuant to clauses (d) and (e) below shall not exceed $10,000,000, and (iii) such Investments are made in the ordinary course of business in connection with the operational and compliance needs of the Company and the Subsidiaries and are permitted by the Approved Budget (subject to Permitted Variances);

(d) loans or advances made by the Company to any Subsidiary or made by any Subsidiary to the Company or any other Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iii) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above and shall be permitted by the Approved Budget (subject to Permitted Variances);

(e) Guarantees by the Company or any Subsidiary of Indebtedness or other obligations of the Company or any Subsidiary (including any such Guarantees (i) arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty or (ii) of any leases of retail store locations and related obligations arising thereunder); provided that the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above and shall be permitted by the Approved Budget (subject to Permitted Variances);

(f) [reserved];

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) [reserved];

(i) deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;

(j) advances by the Company or any Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes to the extent permitted by the Approved Budget (subject to Permitted Variances);

(k) [reserved];

(l) Investments in the form of Swap Agreements permitted under Section 6.07;

(m) investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business;

(n) [reserved];

(o) other Investments to the extent permitted in the Final Order;

(p) other Investments in an aggregate amount not to exceed $1,000,000 to the extent permitted by the Approved Budget (subject to Permitted Variances); and

(q) to the extent constituting Investments, actions permitted by Section 6.05.

SECTION 6.05. Asset Sales. The Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Subsidiary to issue any additional Equity Interests in such Subsidiary (other than to the Company or any other Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) (each of the foregoing, an “Asset Sale”), except:

(a) (i) sales of inventory, (ii) sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment, (iii) contributions of merchandise to charitable organizations, to the extent in the ordinary course of business and consistent with past practices, and (iv) dispositions of cash and Permitted Investments in accordance with the Approved Budget, in each case (other than in the case of clause (iii) and (iv)) in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Company or any Subsidiary in the ordinary course of business; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c) the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d) dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e) leases or subleases of real property granted by the Company or any Subsidiary to third Persons not interfering in any material respect with the business of the Company or any Subsidiary, including retail store lease assignments and surrenders;

(f) [reserved];

(g) direct or indirect transfers or other dispositions by any Subsidiary of any foreign assets or the Equity Interests of a Foreign Subsidiary that is a Subsidiary to any other Subsidiary in connection with the consolidation of foreign operations of the Company and its Subsidiaries;

(h) sales, transfers and other dispositions of assets provided for in the Approved Budget that are not permitted by any other clause of this Section in an aggregate amount equal to a fair market value, as determined by a Responsible Officer of the Borrower Representative reasonably and acting in good faith, of not more than $1,000,000;

(i) other sales, transfers or dispositions pursuant to an order of the Court which sale, transfer or disposition are consistent with the Restructuring Support Agreement and the Approved Budget;

(j) Specified Dispositions or dispositions expressly identified and provided for in the Approved Budget; and

(k) the elimination or forgiving of intercompany balances in connection with intercompany restructurings (including dissolutions, liquidations and mergers) between or among the Company and its Subsidiaries;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (a)(ii), (a)(iii), (a)(iv), (b), (c), (d), (e), (g), (i), (j) or (k) above) shall be made for fair value. Notwithstanding the foregoing, other than in connection with a Specified Disposition or dispositions to the Company or any Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable requirements of law, no such sale, transfer or other disposition of any Equity Interests in any Borrowing Subsidiary shall be permitted.

SECTION 6.06. Sale/Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction, except to the extent such Sale/Leaseback Transaction is entered into in connection with a Specified Disposition.

SECTION 6.07. Swap Agreements. The Company will not, and will not permit any Subsidiary to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or a Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Company will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) of the Company;

(ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Company and the Subsidiaries);

(iii) [reserved];

(iv) [reserved];

(v) the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Company;

(vi) the Company’s Subsidiaries may make Restricted Payments to the Borrower Representative on or around and upon the execution and effectiveness of the RSA to pay fees and expenses in accordance therewith to the extent permitted in the Final Order;

(vii) [reserved];

(viii) the Company and its Subsidiaries may make Restricted Payments to the extent provided for in the Approved Budget (subject to Permitted Variances thereto) and permitted by the Final Order; and

(ix) to the extent constituting a Restricted Payment, the Company and its Subsidiaries may consummate the transactions permitted by Section 6.05; and

(x) Restricted Payments to permit payment of franchise and similar taxes, administrative and maintenance expenses, and foreign independent director (or foreign independent member or manager) fees and expenses and related expenses, in each case, of certain non-Debtor affiliate entities to the extent provided in the “first day” or “second day” orders on a final basis entered by the Court in respect of ongoing cash management in the ordinary course of business consistent with past practice and to the extent provided for in the Approved Budget (including Permitted Variances thereto).

(b) The Company will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness, except:

(i) payments of regularly scheduled interest and principal payments as and when due in respect of any Specified Indebtedness to the extent provided for in in the Approved Budget (including Permitted Variances thereto) and permitted by the Final Order;

(ii) [reserved];

(iii) to the extent not subject to any mandatory prepayment of the Loans or reinvestment required pursuant to the mandatory prepayment provisions and/or reinvestment provisions of Section 2.11(c), payment of secured Indebtedness that becomes due as a result of (A) any voluntary sale or transfer of any assets securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets securing such Indebtedness;

(iv) payments of or in respect of Indebtedness solely by issuance of the Equity Interests (other than Disqualified Stock) of the Company;

(v) payments of or in respect of Indebtedness incurred by any Subsidiary that is not a Debtor; and

(vi) payments to the extent provided for in the Approved Budget (including Permitted Variances thereto) and permitted by the Final Order

(c) The Company will not, and will not permit any Subsidiary to, amend, modify or change in any manner adverse to the interests of the Lenders any term or condition of any documentation governing Specified Indebtedness; provided that immaterial amendments of an administrative, ministerial or technical nature may be made so long as contemporaneous written notice thereof is provided to the Administrative Agent.

SECTION 6.09. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with any of its Affiliates, except (a) transactions on terms and conditions not less favorable to the Company or such Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (b) transactions between or among the Company and the Subsidiaries, (c) any Restricted Payment permitted by Section 6.08 or Investments permitted pursuant to Section 6.04(j), (d) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Company or any Subsidiary, as determined by the board of directors of the Company in good faith, (e) employment contracts or subscription, put/call arrangements with employees, officers or directors, (f) transactions necessary to make adequate protection payments on account of secured Pre-Petition Indebtedness pursuant to the Final Order and (g) the transactions described on Schedule 6.09.

SECTION 6.10. Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any other Loan Party or to Guarantee the Secured Obligations; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (E) restrictions and conditions set forth in the Pre-Petition Term Credit Agreement, the Term Credit Agreement, (F) restrictions and conditions imposed by agreements relating to Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 6.01(a) and (G) restrictions and conditions imposed on cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 6.02(h), provided that such restrictions and conditions apply only to such Subsidiaries that are not Loan Parties, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a)(v) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted under Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary.

SECTION 6.11. Amendment of Organizational Documents. The Company will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse to the rights or interests of the Lenders hereunder or under any other Loan Document; provided that immaterial amendments of an administrative, ministerial or technical nature may be made so long as contemporaneous written notice thereof is provided to the Administrative Agent.

SECTION 6.12. Financial Covenants.

(a) Minimum Availability. The Company will not permit Availability at any time to be less than the greater of (i) 10% of the Credit Limit and (ii) $40,000,000.

(b) Minimum Liquidity. The Company will not permit Liquidity at any time to be less than $100,000,000.

(c) Net Cash Flow. Solely to the extent that Liquidity is less than $150,000,000, the Company will not permit any negative variance between the Actual Net Cash Flow Amount for any Cumulative Four-Week Period and the Budgeted Net Cash Flow Amount for such Cumulative Four-Week Period to be greater than 20%.

SECTION 6.13. Accounting Changes. The Company will not make any change in the Company’s fiscal quarter or fiscal year other than as required pursuant to GAAP.

SECTION 6.14. Sanctions. The Company and its Subsidiaries will not, directly or indirectly, use the proceeds of any Borrowing or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

SECTION 6.15. Anti-Corruption Laws. The Company and its Subsidiaries will not, directly or indirectly, use the proceeds of any Borrowing or any Letter of Credit for any purpose which would breach any Anti-Corruption Laws.

SECTION 6.16. Subrogation. No Loan Party shall assert any right of subrogation or contribution against any other Loan Party.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation, warranty or certification made or deemed made by the Company or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (or, in the case of any representation, warranty or certification qualified by materiality, incorrect);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in the second sentence of Section 2.09(a), 5.01, 5.02(a), 5.05 (with respect to the Company’s or a Borrowing Subsidiary’s existence), 5.11, 5.12, 5.13, 5.17, 5.18 or 5.19 or in Article VI;

(e) the Loan Parties shall fail to comply with Section 5.08 or Article VII of the Security Agreement and any such failure shall continue unremedied for a period of three (3) Business Days or more, or any Loan Party shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article or in the preceding provisions of this clause (e)), and such failure shall continue unremedied for a period of twenty (20) days after receipt of written notice thereof from the Administrative Agent;

(f) except as a result of commencement of the Cases or entry into this Agreement and the Term Credit Agreement, unless the payment, acceleration and/or the exercise of remedies with respect to any such Indebtedness is stayed by the Court or unless any of the following results from obligations with respect to which the Court prohibits or does not permit any Loan Party from applicable compliance, any Loan Party or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of the Term Credit Agreement or any other Material Indebtedness (other than the Obligations) when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) except as a result of commencement of the Cases or entry into this Agreement and the Term Credit Agreement, unless the payment, acceleration and/or the exercise of remedies with respect to any such Indebtedness is stayed by the Court or unless any of the following results from obligations with respect to which the Court prohibits or does not permit any Loan Party from applicable compliance, (i) any event or condition shall occur that results in Indebtedness under the Term Credit Agreement or any other Material Indebtedness becoming due, or being terminated or required to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity, or that enables or permits (with the giving of notice, if required) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Indebtedness under the Term Credit Agreement or any other Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness

(h) [reserved];

(i) [reserved];

(j) [reserved];

(k) except for any order of the Court fixing the amount of any Claim in the Cases, one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Company or any Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) one or more ERISA Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Loan Guarantee or the Loan Guarantee (as defined in the Pre-Petition Credit Agreement) shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guarantee or the Loan Guarantee (as defined in the Pre-Petition Credit Agreement), or any Loan Guarantor shall fail to comply in any material respect with any of the terms or provisions of the Loan Guarantee or the Loan Guarantee (as defined in the Pre-Petition Credit Agreement) to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guarantee or the Loan Guarantee (as defined in the Pre-Petition Credit Agreement)to which it is a party, or shall give notice to such effect (except as a result of the release thereof as provided herein); or

(o) any Lien purported to be created under any Collateral Document or any Collateral Document (as defined in the Pre-Petition Credit Agreement) and the Final Order shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document or applicable Collateral Document (as defined in the Pre-Petition Credit Agreement), except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party, (ii) the release thereof as provided in the applicable Collateral Document or applicable Collateral Document (as defined in the Pre-Petition Credit Agreement) or Section 9.02(c), or (iii) as a result of the failure of the Administrative Agent to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement or (B) continue in accordance with applicable law the effectiveness of any UCC financing statement;

(p) the provisions of the Intercreditor Agreement, as supplemented and modified by the Intercreditor Acknowledgment, shall for any reason be revoked or invalidated, in whole or in part, or otherwise cease to be in full force and effect, or any Loan Party, the Term Agent, any Term Loan Lender, the Pre-Petition Term Agent, any Pre-Petition Term Lender or any Affiliate of any of the foregoing shall have commenced a suit or an action, including any motion or adversary proceeding in the Cases, contesting in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement, the Pre-Petition Credit Agreement or the Intercreditor Agreement, as supplemented and modified by the Intercreditor Acknowledgment;

(q) any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than thirty (30) consecutive days (other than in connection with Specified Dispositions);

(r) the Loan Parties attempt to consummate a sale of substantially all of its assets via a Plan of Reorganization (other than an Acceptable Plan) or a 363 sale without the prior written consent of the Required Lenders;

(s) the RSA is terminated for any reason, or is modified, amended or waived in any manner materially adverse to the Lender Parties without the prior written consent of the Administrative Agent and the Required Lenders;

(t) any Loan Party or any Subsidiary, or any Person claiming by or through any Loan Party or any Subsidiary, shall file a motion in the Cases or take any action or file any Plan of Reorganization or disclosure statement attendant thereto without the express written consent of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), (i) to obtain additional financing under Section 364(d) of the Bankruptcy Code not otherwise permitted under this Agreement or (ii) except as provided in the Final Order, to use cash collateral of the Administrative Agent, the Lenders and the other Lender Parties or the Pre-Petition Agent, the Pre-Petition Lenders or the Lender Parties (as defined under the Pre-Petition Credit Agreement) under Section 363(c) of the Bankruptcy Code, that, in each case, does not either have the prior written consent of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) or provide for the payment of the Obligations and the Pre-Petition Lender Obligations in full and in cash upon the incurrence of such additional financing;

(u) an order with respect to any of the Cases shall be entered by the Court (i) appointing a trustee under Section 1104, (ii) appointing an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, or (iii) converting the Cases to cases under Chapter 7 of the Bankruptcy Code;

(v) an order shall be entered by the Court dismissing any of the Cases which does not contain a provision for termination of all Revolving Commitments, and payment in full in cash of all Obligations and Pre-Petition Lender Obligations upon entry thereof;

(w) an order with respect to any of the Cases shall be entered by the Court without the express prior written consent of the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent) (i) to revoke, reverse, stay, modify, supplement or amend the Final Order in a manner adverse to the Lenders and/or the Administrative Agent or (ii) to permit, unless otherwise contemplated by the Final Order, any administrative expense or any Claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the administrative priority of the Loan Parties’ Claims in respect of the Obligations (other than the Carve Out);

(x) (i) an application for any of the orders described in clause (u) above shall be made by a Loan Party or any such application shall be made by a Person other than the Loan Parties and such application is not contested by the Loan Parties in good faith or the relief requested is not withdrawn, dismissed or denied within forty-five (45) days after the filing or (ii) any Person obtains an order under Section 506(c) of the Bankruptcy Code against the Administrative Agent, any Lender or any of the Collateral or against the Pre-Petition Agent, any Pre-Petition Lender or any Collateral (as defined in the Pre-Petition Credit Agreement);

(y) (i) the entry of an order by the Court terminating or modifying the exclusive right of any Loan Party to file a Plan of Reorganization pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of the Required Lenders or (ii) any Loan Party’s exclusive right to file a Plan of Reorganization expires;

(z) any Loan Party shall fail to comply with the Final Order;

(aa) any order by the Court is entered granting any superpriority claim that is pari passu with or senior to those of the Lender Parties or any Lien that is senior to or pari passu with the Liens securing the Obligations, other than in accordance with the Final Order;

(bb) the Court enters an order that is adverse in any material respect, when taken as a whole, to the interests of the Administrative Agent and the Lenders or the Pre-Petition Agent and the Pre-Petition Lenders or their respective rights and remedies in their capacities as such under this Agreement or the Pre-Petition Credit Agreement or in any of the Cases;

(cc) the Loan Parties or any of their Subsidiaries, or any Person claiming by or through the Loan Parties or any of their Subsidiaries, obtain court authorization to commence, or commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Administrative Agent or the Lenders in each case relating to this Agreement, in each case other than as permitted by the Final Order;

(dd) the Court enters an order in the Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents or the Pre-Petition Lender Obligations owing under the Pre-Petition Loan Documents;

(ee) the filing by any of the Loan Parties of a Plan of Reorganization other than an Acceptable Plan or any order in any of the Cases is entered by the Court confirming a Plan of Reorganization other than an Acceptable Plan;

(ff) any Loan Party shall challenge, support (in any such case by way of any motion or other pleading filed with the Court or any other writing to another party-in-interest executed by or on behalf of such Loan Party) any other Person’s motion to, disallow in whole or in part, any payments made to the Administrative Agent or any other Lender Party with respect to the Obligations or the Pre-Petition Agent or the Pre-Petition Lenders with respect to the Pre-Petition Lender Obligations, or without the consent of the Administrative Agent, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by any Court approving) adequate protection or similar protections to any Pre-Petition agent or creditor that is inconsistent with the Final Order; or

(gg) any Loan Party shall file a motion seeking, or the Court shall enter an order granting, relief from or modifying the Automatic Stay (other than in connection with the Specified Disposition or in accordance with Approved Budget) to permit actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole).

then, notwithstanding anything in Section 362 of the Bankruptcy Code, but subject to the Final Order, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) terminate the “Exit Revolving Commitments” under and as defined in the Exit Facility Term Sheet, and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and, subject to the Remedies Notice Period, the Automatic Stay shall be deemed automatically vacated without further action or order of the Court and the Administrative Agent shall be entitled to (A) exercise on behalf of itself and the Lender Parties all rights and remedies available to it and the Lender Parties under the Loan Documents or applicable law (including, without limitation, the right to direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral (subject to the Intercreditor Agreement)) or (B) take any and all actions described in the Final Order, including, without limitation, those actions specified in the Final Order after the occurrence of any Event of Default.

At any hearing during the Remedies Notice Period to contest the enforcement of remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred, and the Loan Parties hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under Section 105 of the Bankruptcy Code, to the extent that such relief would in way impair or restrict the rights and remedies of the Administrative Agent or the Lender Parties, as set forth in this Agreement, the Final Order or other Loan Documents. It is agreed and understood that the Administrative Agent may not charge default interest pursuant to this Agreement during such time as the occurrence of such Event of Default is being contested during the Remedies Notice Period but once determined that such Event of Default exists, the Administrative Agent may charge default interest pursuant to this Agreement retroactively to cover the period from which the Event of Default exists through the date of determination

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to consent, on behalf of each Lender, to the Final Order, each to be negotiated between the Loan Parties, the Administrative Agent, certain other parties and the statutory committees appointed pursuant to Sections 327 and 1103 of the Bankruptcy Code.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary or other Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate (including any Borrowing Base Certificate), report or other document delivered hereunder or in connection with any Loan Document, (iii) qualification of (or lapse of any qualification of) any Account or Inventory under the eligibility criteria set forth herein, other than eligibility criteria expressly referring to the matters described therein being acceptable or satisfactory to, or being determined by, the Administrative Agent, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (v) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein as being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Borrower or any Lender as a result of any determination of the Aggregate Credit Exposure, the Borrowing Base or the component amounts of any of the foregoing.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate (including any Borrowing Base Certificate), consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or amendment of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance to the making of such Loan or the issuance, extension, renewal or amendment of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all of their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the bad faith, negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor that is an Eligible Successor Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, in consultation with the Borrower Representative, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which is an Eligible Successor Agent, until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any Lien granted to the Administrative Agent under any Collateral Document for the benefit of the Lender Parties, the retiring Administrative Agent shall continue to be vested with such Lien as collateral agent for the benefit of the Lender Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such Lien), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Lender or any Issuing Bank or the Debtors’ Investment Banker, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender and Issuing Bank, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender or Issuing Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

The Loan Parties acknowledge and agree that the Administrative Agent may prepare and distribute to the Lenders any Reports containing information obtained by the Administrative Agent through the conduct of appraisals and field examinations pursuant to Sections 5.12 and 5.13 and the exercise of its inspection rights under Section 5.09. Each Lender hereby agrees that: (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Lender Party (other than the Administrative Agent) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lender Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lender Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lender Parties at such sale or other disposition. In furtherance of the foregoing and not in limitation thereof, no agreement giving rise to Banking Services Obligations or Swap Obligations that constitute Secured Obligations will create (or be deemed to create) in favor of any Lender Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, except to the extent such failure is the result of the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Lender Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Unless otherwise expressly stated or referred to in this Article, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Lender Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantee provided under the Loan Documents, to have agreed to the provisions of this Article and Section 9.19.

Notwithstanding anything herein to the contrary, none of the Arrangers, the Debtors’ Investment Banker and any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except, with respect to an Arranger, in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities to the extent referenced and provided for hereunder.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Lender Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lender Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lender Parties.

The bank serving as the Administrative Agent hereunder has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). The Administrative Agent will post on the Platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws. However, the Administrative Agent reminds each Lender and Participant that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the flood insurance requirements.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that: (i) neither the Administrative Agent nor any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto), (ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), (iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations), (iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Revolving Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder and (v) no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolving Commitments or this Agreement.

The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the Transactions in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (b) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Commitments by such Lender or (c) may receive fees or other payments in connection with the Transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by e-mail, hand or overnight courier service, mailed by certified or registered mail or, except in the case of notices or communications to the Borrower Representative or any other Loan Party, sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

933 MacArthur Boulevard
Mahwah, NJ 07430
Attention: Dan Lamadrid, Executive Vice President and Chief Financial Officer
E-mail: dan.lamadrid@ascenaretail.com
With a copy to the Borrower Representative at:

933 MacArthur Boulevard
Mahwah, NJ 07430
Attention: Gary Holland, General Counsel and VP
E-mail: gary.holland@ascenaretail.com

With a copy to:

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, CA 90067
Attention: David M. Nemecek, P.C.
E-mail: david.nemecek@kirkland.com

(ii) if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A. at:

4 New York Plaza, 17th Floor
Mail Code: NY1-E061
New York, New York 10004
Attention: Ascena Retail Group, Inc. Credit Risk Manager
Facsimile No: (212) 623-7309
E-mail: donna.diforio@jpmorgan.com

With a copy to:

Morgan Lewis & Bockius LLP
One Federal Street
Boston, Massachusetts 02110
Attention: Matthew F. Furlong, Esq.
Facsimile No. (617) 341-7701
E-mail: matthew.furlong@morganlewis.com

(iii) if to any other Issuing Bank, to it at its address, e-mail or facsimile number most recently specified by it in a notice delivered to the Administrative Agent and the Borrower Representative; and

(iv) if to any other Lender, to it at its address, e-mail or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient), it being understood that notices and other communications shall not be sent by facsimile to the Borrower Representative or any Loan Party, and (iii) delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, email or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any Issuing Bank or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document (other than the Agent Fee Letter) or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Sections 2.14(b), 5.16 or 9.02(d), none of this Agreement, any other Loan Document or any provision hereof or thereof (other than the Agent Fee Letter) may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that (A) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any technical error, ambiguity, omission, defect or inconsistency so long as, in each case, (1) such amendment does not adversely affect the rights of any Lender or (2) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (B) no such agreement shall (1) increase the Revolving Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances and Overadvances as set forth in Section 2.04 or 2.05, as applicable), (2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (3) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby, (4) change Section 2.18(b) or 2.18(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (5) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Lenders, (6) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (7) change Section 2.20 without the consent of each Lender (other than any Defaulting Lender), (8) release Loan Guarantors representing all or substantially all the value of the Loan Guarantees from their obligation under such Loan Guarantees without the written consent of each Lender, (9) except as provided in paragraph (c) of this Section or in any Collateral Document, release all or substantially all Liens on the Collateral without the written consent of each Lender, or (10) amend, modify or waive the condition precedent in Section 4.01(o) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Banks). The Administrative Agent may also amend Schedule 2.01 to reflect increases in the Revolving Commitments in the manner contemplated by Section 2.09 or assignments entered into pursuant to Section 9.04.

(c) The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, (i) to release or to subordinate any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of all the Revolving Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations) and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (B) constituting property being sold, disposed of or transferred, if the Loan Party selling, disposing of or transferring such property certifies to the Administrative Agent that the sale, disposition or transfer is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold, disposed of or transferred constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guarantee provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement and (D) as required to effect any sale, disposition or other transfer of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (ii) to release any Loan Guarantee provided by any Subsidiary that may be dissolved pursuant to Section 6.03(a)(iv) in connection with a voluntary liquidation or dissolution thereof permitted by such Section and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral, if the Company certifies to the Administrative Agent that such liquidation or dissolution is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) to release any Loan Guarantee provided by any Excluded Subsidiary and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral and to release any pledge of voting Equity Interests of such Subsidiary in excess of 65% of the aggregate voting Equity Interests of such Subsidiary, (iv) to release any Loan Guarantee provided by any Subsidiary that becomes an Immaterial Subsidiary and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral and to release any pledge of Equity Interests of such Subsidiary and (v) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d) or 6.02(e); provided that, in the case of any prospective release of any Loan Guarantee pursuant to clauses (i)(B), (ii), (iii) and (iv) above with respect to any Guarantor having assets included in the Borrowing Base, (1) no Overadvance shall result after giving effect to any such release and (2) the Borrowers shall have delivered to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to such release (as if such release occurred on such date of such Borrowing Base Certificate). The Lenders and the Issuing Banks hereby further irrevocably authorize the release or subordination of Liens on the Term Priority Collateral as provided in the Intercreditor Agreement. Any such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Upon any sale or other transfer by any Loan Party (other than to a Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the Lien created under any Collateral Document in any Collateral pursuant to this Section, the Liens in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.02(c) shall be without recourse to or warranty by the Administrative Agent.

(d) No real property shall be taken as Collateral unless each Lender confirms to the Administrative Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise satisfactory to such Lender. At any time that any real property constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(f) Notwithstanding the foregoing, Exhibit G to this Agreement, the definitions of “Exit Facility Agreement” and “Exit Facility Term Sheet” and Section 2.25 (or any other provision which would result in an amendment, restatement, waiver or modification of any of the foregoing) may be amended, restated, waived or otherwise modified with the prior written consent of the Lenders, the Administrative Agent and the Borrower Representative; provided that the Lenders hereby authorize the Administrative Agent to enter into any amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the transactions contemplated by Section 2.25 and such other technical or immaterial amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection therewith.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arrangers and their Affiliates, and if deemed necessary by the Administrative Agent, one local counsel in each applicable jurisdiction, in connection with the preparation of this Agreement and the other Loan Documents, the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the Revolving Credit Facility, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Arrangers, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Subject to the provisions of Sections 5.09, 5.12 and 5.13, expenses subject to reimbursement by the Borrowers under this Section include, without limiting the generality of the foregoing, reasonable costs and expenses incurred in connection with, but without duplication:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii) taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Borrowers agree, jointly and severally, to indemnify the Administrative Agent (or any sub-agent thereof), the Arrangers, each Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of the Revolving Credit Facility and the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder or the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any property owned or operated by the Company or any of its Subsidiaries, or any other Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such proceeding is initiated against or by any party to this Agreement (including the Company), or any Affiliate thereof, by an Indemnitee or any third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or from a material breach by such Indemnitee of its agreements hereunder (other than any unintentional breach that is corrected promptly after such Indemnitee becomes aware thereof), or (B) have arisen from a proceeding by an Indemnitee against another Indemnitee not involving any act or omission of the Company or any Subsidiary (other than a proceeding against the Administrative Agent, an Arranger or an Issuing Bank in its capacity or in fulfilling its role as such). This Section 9.03(b) shall not apply to any Taxes (other than Other Taxes or any Taxes that represent losses, claims, damages or related expenses arising from any non-Tax claim).

(c) To the extent the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Issuing Bank, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) the Debtors’ Investment Banker (to the extent provided in Article VIII), the Arrangers, each Syndication Agent, each Documentation Agent, and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default referred to in clause (a) or (b) of Article VII has occurred and is continuing, any other assignee; provided that if the Borrower Representative has not provided written notice of its objection to any proposed assignment within ten (10) Business Days of its receipt thereof from the Administrative Agent, the Borrower Representative shall be deemed to have consented to such proposed assignment;

(B) the Administrative Agent;

(C) [reserved]; and

(D) each Issuing Bank; provided that if any Issuing Bank has not provided written notice of its objection to any proposed assignment within ten (10) Business Days of its receipt thereof from the Administrative Agent, such Issuing Bank shall be deemed to have consented to such proposed assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default referred to in clause (a) or (b) of Article VII has occurred and is continuing; provided that if the Borrower Representative has not provided written notice of its objection to any proposed assignment within ten (10) Business Days of its receipt thereof from the Administrative Agent, the Borrower Representative shall be deemed to have consented to such proposed assignment;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Subsidiaries and other Affiliates thereof or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d), 2.06(e), 2.07(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Banks, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (B) of the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders or all the affected Lenders. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Representative’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments or Revolving Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment or Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agents, the Documentation Agents, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or became effective or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Revolving Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of any Borrower in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Borrower is required to comply with Article V or Article VI, but excluding Sections 2.15, 2.16, 2.17, 2.21 and 9.03 and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Sections 2.06(d) or 2.06(e). The provisions of Sections 2.15, 2.16, 2.17, 2.21 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable or indemnities and expense reimbursements owed to the Administrative Agent, the Arrangers, the Issuing Banks or their Related Parties, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in Section 4.01 and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and any other Loan Document and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Court) at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) EXCEPT TO THE EXTENT SUPERSEDED BY THE BANKRUPTCY CODE, the Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to banks.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court or the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Loan Party hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined in the Court, such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care, except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary or its obligations, (g) on a confidential basis to any rating agency in connection with rating the Company or the Subsidiaries or the credit facilities provided for herein, (h) with the consent of the Company, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate of any of the foregoing, on a non-confidential basis from a source other than the Borrowers; provided that, in the case of clause (c) above, the party disclosing such information shall provide to the Company prior written notice of such disclosure to the extent permitted by applicable law (and to the extent commercially feasible under the circumstances) and shall cooperate with the Company, at the Company’s sole expense, in obtaining a protective order for, or other confidential treatment of, such disclosure, in each case at the Company’s sole expense. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Company or any Subsidiary or their businesses or the Collateral, other than (i) any such information that is available to the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate of any of the foregoing, on a non-confidential basis prior to disclosure by the Borrowers and (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the Effective Date, such information is clearly identified at the time of delivery as confidential.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE SUBSIDIARIES AND ITS OTHER AFFILIATES AND THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE SUBSIDIARIES AND ITS OTHER AFFILIATES AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of applicable law.

SECTION 9.14. USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers and the Loan Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the Loan Guarantors, which information includes the names and addresses of the Borrowers and the Loan Guarantors and other information that will allow such Lender to identify the Borrowers and the Loan Guarantors in accordance with the Patriot Act.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Fiduciary Relationship. Each Loan Party, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and its other Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company, the Subsidiaries and its other Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Company, the Subsidiaries or its other Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18. [Reserved].

SECTION 9.19. Intercreditor Agreement. (a) Each of the Lenders (which term shall for the purposes of this Section 9.19 include each Issuing Bank) and the other Lender Parties acknowledges that obligations of the Company and the Subsidiary Loan Parties under the Term Credit Agreement are secured by Liens on assets of the Company and the Subsidiary Loan Parties that constitute Collateral and that the relative Lien priorities and other creditor rights of the Lender Parties and the secured parties under the Term Credit Agreement will be set forth in the Intercreditor Agreement. Each of the Lenders and the other Lender Parties hereby acknowledges that it has received a copy of the Intercreditor Agreement and the Intercreditor Acknowledgment. Each of the Lenders and the other Lender Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender Party and without any further consent, authorization or other action by such Lender Party, the Intercreditor Agreement, the Intercreditor Acknowledgment and any documents relating thereto.

(b) Each of the Lenders and the other Lender Parties hereby irrevocably (i) consents to the treatment of Liens provided for under the Intercreditor Agreement, including to the subordination of the Liens on the Term Priority Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Lender Party will be bound by the provisions of the Intercreditor Agreement, as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (iii) agrees that no Lender Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 9.19 or in accordance with the terms of the Intercreditor Agreement, (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document and (v) authorizes and directs the Administrative Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement.

(c) Each of the Lenders and the other Lender Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender Party and without any further consent, authorization or other action by such Lender Party, any amendments, supplements or other modifications of the Intercreditor Agreement and the Intercreditor Acknowledgment that the Borrowers may from time to time request and that are reasonably acceptable to the Administrative Agent (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Secured Obligations or the Indebtedness under the Term Credit Agreement, (ii) to confirm for any party that the Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Lender Parties or (iii) to effect any other amendment, supplement or modification permitted by the terms of the Intercreditor Agreement.

(d) Each of the Lenders and the other Lender Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender Party and without any further consent, authorization or other action by such Lender Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to the Intercreditor Agreement.

(e) The Administrative Agent shall have the benefit of the provisions of Article VIII and Section 9.03 with respect to all actions taken by it pursuant to this Section 9.19 or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.

SECTION 9.20. Acknowledgement and Consent to Bail-In. Notwithstanding anything to the contrary in any Loan Document or in any related agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and;

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

ARTICLE X

Loan Guarantee

SECTION 10.01. Guarantee. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Administrative Agent, the Lenders, the Issuing Banks and the other Lender Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, being collectively called the “Guaranteed Obligations”); provided, that the guarantee of any Subsidiary Loan Party will not apply to any Swap Obligation if and to the extent that it would be unlawful for such Subsidiary Loan Party to guarantee such Swap Obligation under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason (and after giving effect to the guarantees by the other Loan Guarantors of the Secured Obligations of such Subsidiary Loan Party) to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Subsidiary Loan Party becomes effective with respect to such Swap Obligation. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guarantee of Payment. This Loan Guarantee is a Guarantee of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank, any Lender or any other Lender Party to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guarantee. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or its assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other right which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transaction.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank, any Lender or any other Lender Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank, any Lender or any other Lender Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks, the Lenders and the other Lender Parties.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks, the Lenders or the other Lender Parties are in possession of this Loan Guarantee. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guarantee, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Taxes. The provisions of Section 2.17 shall apply mutatis mutandis to all payments by the Loan Guarantors of the Guaranteed Obligations.

SECTION 10.09. Maximum Liability. The provisions of this Loan Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guarantee, then, notwithstanding any other provision of this Loan Guarantee to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guarantee, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Share of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section, each Non-Paying Guarantor’s “Applicable Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Administrative Agent, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all other liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

The Borrower Representative

SECTION 11.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent, the Issuing Banks and the Lenders, and their respective Related Parties, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative any certificate or report requested by the Borrower Representative, on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

SECTION 11.08. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.08, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASCENA RETAIL GROUP, INC.

By:	/s/ Gary Holland
Name:	Gary Holland
Title:	Vice President, Chief Counsel and Assistant Secretary

BORROWING SUBSIDIARIES:

DBI HOLDINGS, INC.
TWEEN BRANDS, INC.
ANN INC.
CHARMING SHOPPES OF DELAWARE, INC.
CSI INDUSTRIES, INC.
CATHERINES, INC.
CATHERINES STORES CORPORATION
LANE BRYANT, INC.
LANE BRYANT PURCHASING CORP.

By:	/s/ Gary Holland
Name:	Gary Holland
Title:	Vice President, Chief Counsel and Assistant Secretary

[Signature Page to the ABL Credit Agreement]

LOAN PARTIES:

ASCENA RETAIL HOLDINGS, INC.

By:	/s/ Marc Crawford
Name:	Marc Crawford
Title:	President, Controller and Treasurer

GC FULFILLMENT, LLC, by Ascena Retail Group, Inc. as its Member

By:	/s/ Gary Holland
Name:	Gary Holland
Title:	Vice President, Chief Counsel and Assistant Secretary

ASCENA TRADE SERVICES, LLC

By:	/s/ Gary Holland
Name:	Gary Holland
Title:	Vice President and Secretary

CSPE, LLC, by Charming Shoppes of Delaware, Inc. as its Member

By:	/s/ Gary Holland
Name:	Gary Holland
Title:	Vice President, Chief Counsel and Assistant Secretary

LOAN PARTIES listed on Schedule 1 hereto

By:	/s/ Gary Holland
Name:	Gary Holland
Title:	Vice President, Chief Counsel and Assistant Secretary

[Signature Page to ABL Credit Agreement]

SCHEDULE 1

1.	933 INSPIRATION LLC
2.	ANN CARD SERVICES, INC.
3.	ANNCO, INC.
4.	ANNTAYLOR DISTRIBUTION SERVICES, INC.
5.	ANNTAYLOR RETAIL, INC.
6.	ANNTAYLOR, INC.
7.	ASNA PLUS FASHION, INC.
8.	ASNA VALUE FASHION LLC
9.	BACKINGBRANDS BUYING AGENT, LLC
10.	BACKINGBRANDS SOLUTIONS, LLC
11.	C.S.F. CORP.
12.	CATALOG RECEIVABLES LLC
13.	CATALOG SELLER LLC
14.	CATHERINES #5124, INC.
15.	CATHERINES #5147, INC.
16.	CCTM, INC.
17.	CHARMING SALES CO. FOUR, INC.
18.	CHARMING SALES CO. ONE, INC.
19.	CHARMING SALES CO. THREE, INC.
20.	CHARMING SALES CO. TWO, INC.
21.	CHARMING SHOPPES RECEIVABLES CORP.
22.	CHARMING SHOPPES SELLER, INC.
23.	CHARMING SHOPPES STREET, INC.
24.	CHARMING SHOPPES, INC.
25.	CHESTNUT ACQUISITION SUB, INC.
26.	CROSSTOWN TRADERS, INC.
27.	CS HOLDCO II INC.
28.	CSGC, INC.
29.	DBCM HOLDINGS, LLC
30.	DBX, INC.
31.	DULUTH REAL ESTATE LLC
32.	ETNA RETAIL DC, LLC
33.	FASHION SERVICE FULFILLMENT CORPORATION
34.	FASHION SERVICE LLC
35.	LANE BRYANT #6243, INC.
36.	LANE BRYANT OF PENNSYLVANIA, INC.
37.	LANE BRYANT OUTLET 4106, INC.
38.	PSTM, INC.
39.	SONSI, INC.
40.	SPIRIT OF AMERICA, INC.
41.	TOO GC, LLC
42.	TWEEN BRANDS AGENCY, INC.
43.	TWEEN BRANDS DIRECT SERVICES, INC.
44.	TWEEN BRANDS INVESTMENT, LLC

45.	TWEEN BRANDS MARKETING, INC.
46.	TWEEN BRANDS SERVICE CO.
47.	WINKS LANE, INC.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Donna DiForio
Name: Donna DiForio
Title: Authorized Officer

[Signature Page to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Joint Lead Arranger, an Issuing Bank and a Lender

By:	/s/ Donna DiForio
Name: Donna DiForio
Title: Authorized Officer

[Signature Page to ABL Credit Agreement]

BANK OF AMERICA, N.A., as a Joint Lead Arranger, an Issuing Bank and a Lender

By:	/s/ Roger Malouf
Name: Roger Malouf
Title: SVP

[Signature Page to ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

By:	/s/ Brent E. Shay
Name: Brent E. Shay
Title: Director

[Signature Page to ABL Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Herbert M. Kidd II
Name: Herbert M. Kidd II
Title: SVP

[Signature Page to ABL Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

[Signature Page to ABL Credit Agreement]

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christopher W. Rupp
Name: Christopher W. Rupp
Title: Senior Vice President

[Signature Page to ABL Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joe A. Sacchetti
Name: Joe A. Sacchetti
Title: Duly Authorized Signatory

[Signature Page to ABL Credit Agreement]

SCHEDULE 5.19 - REQUIRED MILESTONES

The Loan Parties shall use their reasonable best efforts to pursue and implement the Restructuring Transactions as defined in, and in accordance with, the RSA, and shall achieve the following milestones:

(a) on or before the earlier to occur of (i) the date the Court approves the Term Loan Facility and (ii) September 11, 2020, the Court shall have entered the Final Order;

(b) on or prior to seven (7) days after the date that the Court shall have entered the Final Order, the Term Credit Agreement shall have become effective and the Borrowers shall have prepaid all Borrowings hereunder with a portion of the proceeds of the Term Loan Facility in accordance with Section 2.11(c) hereof and cash on hand and shall have reduced the outstanding Loan balance to zero;

(c) on or before fifty (50) days after the Petition Date, the Court shall have entered an order extending the lease assumption/rejection period such that the lease assumption/rejection period shall be two hundred and ten (210) days from the Petition Date;

(d) on or before sixty (60) days after the Petition Date, the Court shall have entered an order approving a disclosure statement filed by the Loan Parties with respect to an Acceptable Plan;

(e) on or before seventy (70) days after the Petition Date, the Loan Parties shall have commenced solicitation of an Acceptable Plan;

(f) on or before one hundred and ten (110) days after the Petition Date, the Court shall have entered the Confirmation Order; and

(g) on or before the date that is one hundred and thirty (130) days after the Petition Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Loan Parties shall have caused the Acceptable Plan to become effective and emerged from the Cases;

provided that the deadlines set forth in clauses (d) through (g) above shall be automatically extended in the event that (and for so long as) (i) no Revolving Loans, Protective Advances or Overadvances are outstanding and (ii) the Loan Parties cash collateralized (x) all outstanding Letters of Credit and unpaid LC Disbursements in an amount equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit and (y) all other outstanding Secured Obligations in a manner and in amounts satisfactory to the holders of such Secured Obligations.

EXHIBIT G

[FORM OF] EXIT FACILITY TERM SHEET

[See attached]

EXHIBIT G

Exit Facility Term Sheet

Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit G (the “Term Sheet”) shall have the meanings set forth in the Senior Secured Super-Priority Debtor-In-Possession Credit Agreement (the “DIP Credit Agreement”) to which this Exhibit G is attached and in the other Exhibits attached hereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit G shall be determined by reference to the context in which it is used.

Exit Facility Term Sheet

Borrowers:	Reorganized Ascena Retail Group, Inc., a Delaware corporation (the “Company” or the “Borrower Representative”) and certain of its domestic subsidiaries to be mutually agreed (the “Borrowers”).
Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. (in its capacity as administrative agent, the “Administrative Agent”, and in its capacity as collateral agent, the “Collateral Agent”).
Joint Lead Arrangers and Joint Bookrunners:	JPMorgan Chase Bank, N.A. (the “Lead Arranger”) and Bank of America, N.A. JPMorgan Chase Bank, N.A. shall have left lead placement on all marketing materials and all rights associated therewith.
Syndication Agents:	Bank of America, N.A. and Wells Fargo Bank, National Association.
Lenders:	JPMorgan Chase Bank, N.A. and a syndicate of financial institutions arranged by the Lead Arranger and reasonably acceptable to the Company (other than any Disqualified Lender) who become Lenders providing Exit Revolving Loans (as defined below) (collectively, the “Lenders”)
Swingline Lender:	JPMorgan Chase Bank, N.A., as the swing line lender (in such capacity, the “Swing Line Lender”).
Issuing Bank:	JPMorgan Chase Bank, N.A. and such other Lender as may be designated by the Company and agreed to by such Lender, as the issuing bank (in such capacity, the “Issuing Bank”).
Exit Revolving Facility:	A $400,000,000 senior secured revolving credit facility available from time to time from the Conversion Date until the Maturity Date (as defined below) (as the same may be increased or decreased in accordance with the terms therein, the “Exit Revolving Facility”, the commitments thereunder, the “Exit Revolving Commitments” and the loans thereunder, the “Exit Revolving Loans”), which shall include a $200,000,000 sublimit for the issuance of standby and documentary letters of credit (each, a “Letter of Credit”) and a $30,000,000 sublimit for swing line loans (each, a “Swing Line Loan”). Letters of Credit will be issued by the Issuing Bank and Swing Line Loans will be made available by the Swing Line Lender, and each of the Lenders under the Exit Revolving Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swing Line Loan.

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Definitive Documentation:

The definitive documentation for the Exit Revolving Facility (the “Definitive Documentation”) shall, except as otherwise set forth herein, be based on and substantially consistent with the Amended and Restated Credit Agreement, dated as of January 3, 2011 (as amended and restated on June 14, 2012, March 13, 2013, July 24, 2015, February 27, 2018, and as otherwise modified prior to the Conversion Date), by and among Ascena Retail Group, Inc. (the “Company”) and certain subsidiaries of the Company party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, and certain lenders party thereto from time to time (the “Pre-Petition ABL Credit Agreement”), (i) as modified by the terms set forth herein, (ii) subject to modifications to reflect changes in law, regulations or accounting standards since the date of such precedent and administrative agency, collateral agency and operational requirements of the Administrative Agent and Collateral Agent (including, without limitation, to incorporate provisions relating to LIBOR successor language and QFC stay rules) and (iii) with such other terms and conditions as may be reasonably agreed between the Borrowers, the Administrative Agent and the Lenders. The Definitive Documentation shall be negotiated in good faith within a reasonable time period to be determined based on the expected date of the Court’s entry into the Confirmation Order. This paragraph, collectively, is referred to herein as the “Documentation Principles”.

Purpose:

The proceeds of the Exit Revolving Facility will be used by the Borrowers (a) on the Conversion Date, together with the proceeds of borrowings under any other long term Indebtedness for borrowed money that is incurred in connection with the Acceptable Plan, (i) to pay the consideration for the reorganization that is consummated in accordance with the Acceptable Plan (the “Reorganization”), (ii) for the refinancing of any Pre-Petition Indebtedness (including, the Indebtedness outstanding (if any) under the Pre-Petition ABL Credit Agreement and Pre-Petition Term Credit Agreement) and the replacement of the Indebtedness outstanding under the DIP Credit Agreement pursuant to the conversion described in Section 2.25 of the DIP Credit Agreement, (iii) for the payment of any close-out fees in connection with the termination of hedging obligations, if any, of the Borrower and its subsidiaries (including accrued and unpaid interest and applicable premiums), to consummate the Reorganization and other transactions contemplated by the Acceptable Plan (collectively, the “Transactions”) and (iv) to pay fees, costs and expenses related to the Transactions and for other general corporate purposes and (b) on and after the Conversion Date, to finance the working capital needs and other general corporate purposes of the Borrower Representative and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Reorganization), other investments, restricted payments and any other purpose not prohibited by the Definitive Documentation).

2

Incremental Facility:	Substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.
Maturity Date:	The earlier of (i) 4 years after the Petition Date and (ii) the date that is 91 days prior to the final scheduled maturity of any Indebtedness outstanding under the Exit Facility Agreement (as defined in the Term Credit Agreement), unless (a) the aggregate principal amount of Indebtedness then outstanding under the Exit Facility Agreement (as defined in the Term Credit Agreement) that has a final scheduled maturity, or weighted average life to maturity prior to such date shall not be more than $150,000,000 (the “Short-Dated TLB Amount”) and (b) Liquidity shall be at least equal to the Short-Dated TLB Amount.
Availability:

Exit Revolving Loans and Letters of Credit (subject to the Letter of Credit sublimit set forth above) under the Exit Revolving Facility may be made to the Borrowers on a revolving basis up to the lesser of (i) Exit Revolving Commitments and (ii) the Borrowing Base then in effect (the lesser of (i) and (ii) being hereinafter referred to as the “Credit Limit”).

The “Borrowing Base” shall be equal to the sum, at the time of calculation of (a) 90% of the face amount of eligible credit card account receivables of the Loan Parties and their subsidiaries; plus (b) 90% (subject to the Seasonal Advance Rate Increase (as defined below)) of the net orderly liquidation value of eligible inventory; plus (c) the lesser of (i) 100% of unrestricted cash and cash equivalents in controlled bank accounts and (ii) $75,000,000 minus (d) customary reserves imposed by the Administrative Agent in its Permitted Discretion.

The advance rate for eligible inventory shall be increased by 2.5% (such that the aggregate advance rate shall be 92.5%) for 90 consecutive days per year at the Borrower’s option (such increase, the “Seasonal Advance Rate Increase”).

The Administrative Agent may, in its Permitted Discretion and with not less than two Business Days’ prior written notice to the Borrower Representative, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

The amount of any reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve. Reserves will include, without limitation, specific items arising from field exams/appraisals/audits. Notwithstanding anything herein to the contrary, Administrative Agent shall not establish duplicate reserves to the address the same event, condition or matter otherwise addressed within the applicable eligibility definitions and shall not duplicate other reserves then established.

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Eligible credit card accounts receivables and eligible inventory shall be defined in a manner generally consistent with the Documentation Principles, with such changes, if any, as may be mutually agreed.

“Permitted Discretion” means a determination of the Administrative Agent made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

Amortization:	None.
Voluntary Prepayments and Commitment Reductions:

Voluntary prepayments of borrowings and voluntary reductions of the unutilized portion of the commitments under the Exit Revolving Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon between the Borrowers and the Administrative Agent consistent with the Documentation Principles, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Borrowings prior to the last day of the relevant interest period.

Mandatory Prepayments:	Substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.
Interest Rates and Fees:	The Exit Revolving Facility shall bear interest and accrue fees at the rates set forth on Annex I hereto.
Guarantees:	All obligations of the Borrowers under the definitive credit agreement for the Exit Revolving Facility (the “Exit Credit Agreement”) and the related guarantee and collateral agreement, mortgage agreements and other collateral documents (together with the Exit Credit Agreement, the “Loan Documents”) (collectively, the “Borrowers Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect domestic subsidiary of the Borrower (other than customary excluded subsidiaries as set forth in the Pre-Petition ABL Credit Agreement) (the “Subsidiary Guarantors”, together with the Borrowers, the “Loan Parties”).
Security:

Subject to the intercreditor agreement described below under “Intercreditor Agreement” and other customary limitations and exclusions to be mutually agreed, the Borrowers Obligations and the Guarantees (collectively the “Secured Obligations”) will be secured on a first priority basis by substantially all assets of the Loan Parties (collectively, the “Collateral”).

All of the foregoing described in this section and the “Guarantees” section above, the “Collateral and Guarantee Requirement”.

4

Conditions Precedent to the Conversion Date:	The availability of the Exit Revolving Facility on the Conversion Date and any extension of credit thereunder will be subject solely to satisfaction (or waiver) of the following conditions:

•	execution and delivery of the Definitive Documentation to be delivered at closing;

•	delivery of promissory notes to the Lenders, if requested at least two (2) Business Days before the Conversion Date;

•	delivery of board resolutions and organizational documents of the Loan Parties;

•	delivery of incumbency/specimen signature certificate of the Loan Parties;

•	delivery of customary legal opinions by counsel to the Borrowers;

•	there shall not have occurred since the Petition Date any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect (for purposes of this condition, defined in a manner substantially similar to the Pre-Petition ABL Credit Agreement) but including a carve-out to be agreed with respect to the impacts of COVID-19 in determining whether a “Material Adverse Effect” has occurred or exists under clause (a) thereof;

•	the Administrative Agent shall have received a certificate (in substantially the same form as the corresponding certificate delivered in connection with the Pre-Petition ABL Credit Agreement) of the chief financial officer (or financial officer in a similar role) of the Company, stating that it and its subsidiaries, taken as a whole, as of the Conversion Date, are solvent, in each case, after giving effect to the consummation of the Acceptable Plan;

•	all fees due to the Administrative Agent, Collateral Agent and Lenders shall have been paid (or shall have been caused to be paid), and all expenses to be paid or reimbursed to the Administrative Agent, Collateral Agent and Lenders that have been invoiced at least three (3) Business Days prior to the Conversion Date shall have been paid (or shall have been caused to be paid);

•	the Loan Parties shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Conversion Date (or such later date agreed to by the Administrative Agent) to the extent requested ten (10) days prior to the Conversion Date;

5

•	the Bankruptcy Court shall have entered (A) the Confirmation Order and (B) one or more orders authorizing and approving the extensions of credit in respect of the Exit Credit Agreement, each in the amounts and on the terms set forth herein, and all transactions contemplated by the Exit Credit Agreement, and, in each case, such orders shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified;

•	the Collateral and Guarantee Requirement (excluding certain customary post-closing items to be mutually agreed) shall have been satisfied or waived and the Intercreditor Agreement shall have been executed and delivered and be in full force and effect;

•	the effective date under the Acceptable Plan shall have occurred, or shall occur contemporaneously with the effectiveness of the Exit Revolving Facility and all conditions precedent thereto as set forth therein shall have been satisfied or waived, including, without limitation, the satisfaction in full of the Indebtedness under the Pre-Petition ABL Credit Agreement and the DIP Credit Agreement;

•	the Term Credit Agreement shall have been replaced with a new credit agreement providing a term credit facility on terms and conditions reasonably acceptable to the Administrative Agent and the Lenders (any such credit agreement, the “Term Credit Agreement”, and the facility in place as of the Conversion Date, the “Term Facility”) (it being understood and agreed that the terms of the Term Facility set forth in the term sheet delivered to the Lead Arranger prior to the date hereof are deemed reasonably acceptable to the Administrative Agent and the Lenders);

•	the accuracy of representations and warranties in all material respects (without duplication of any materiality qualifier) on the Conversion Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date;

•	the absence of the existence of any default or event of default under the Loan Documents;

•	the receipt by the Administrative Agent and the Lenders of an updated business plan in form reasonably consistent with the business plan received prior to the filing of the Chapter 11 cases;

•	Liquidity, as of the Conversion Date, shall be no less than $150,000,000 on a pro forma basis;

6

•	the Loan Parties shall have delivered a borrowing base certificate dated as of the Conversion Date calculated with respect to the month ending at least 15 days prior to the Conversion Date, reflecting Availability as of the Conversion Date of not less than 30% of the Credit Limit, after giving effect to all amounts advanced under the Exit Revolving Facility on the Conversion Date and all payments required to be made in connection with the Conversion Date, and the release of reserves which are no longer applicable after such payments; and

•	the aggregate amount of Senior Secured Indebtedness of the Company and its Restricted Subsidiaries shall not exceed $800,000,000 on a pro forma basis after giving to the Transactions on the Conversion Date.

Conditions to All Borrowings:

The conditions to all borrowings will be limited to:

(1) prior written notice of borrowing,

(2) the accuracy in all material respects (or in respect of representations and warranties qualified as to materiality, Material Adverse Effect or similar language, in all respects) of representations and warranties,

(3) the absence of any default or Event of Default,

(4) the absence of any overadvance as a result of such borrowing, and

(5) after giving pro forma effect to any borrowing and any use of proceeds thereof, the aggregate amount of unrestricted cash and cash equivalents of the Company and its Restricted Subsidiaries (exclusive of any (i) cash contained in any escrow accounts, payroll accounts, tax withholding accounts, trust or fiduciary accounts held exclusively for the benefit of third persons or employee wage and benefit accounts and (ii) other amounts permitted to be paid by the Company or its Restricted Subsidiaries in accordance with the Definitive Documentation for which the Company or its Restricted Subsidiaries has issued checks or has initiated wires or ACH transfers (but which amounts have not, as of such time, been subtracted from the balance in the relevant account of the Company or its Restricted Subsidiary as of such date of determination)) not exceeding $50,000,000.

Representations and Warranties:	Substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.
Affirmative Covenants:	Substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles, including that the definition of “Enhanced Borrowing Base Reporting Period” will be the same as the Pre-Petition ABL Credit Agreement, and the appraisal and field examination cadence set forth in Sections 5.12 and 5.13 of the Pre-Petition ABL Credit Agreement will remain the same.

7

The following modifications will be made:

1. The definition of “Dominion Period” shall be amended and restated in its entirety as follows:

“Dominion Period” means any period during which (a) any Event of Default has occurred and is continuing or (b) Availability shall have been less than the greater of (i) 12.5% of the Credit Limit and (ii) $50,000,000 for five consecutive Business Days; provided that if a Dominion Period shall have commenced and (A) no Event of Default described in clause (a) of this definition shall be continuing and (B) Availability shall have been at least equal to the greater of (1) 12.5% of the Credit Limit and (2) $50,000,000 for a period of 30 consecutive days, but not more than twice during each period of twelve (12) consecutive months, the Borrowers may request that the Administrative Agent discontinue the applicable Dominion Period, and the Administrative Agent will promptly comply with such request and will provide notification of such discontinuance to the Loan Parties’ credit card issuers, credit card processors and such other parties as necessary or appropriate.

2. Section 5.01 (Financial Statements; Borrowing Base and Other Information) shall be amended by (i) deleting “during any Enhanced Financial Reporting Period” at the beginning of clause (c) thereof and (ii) providing that the Borrower shall be permitted to deliver financial statements utilizing historical accounting methods prior to completion of its fresh start accounting.

3. The first appraisal will be required to be completed by March 31, 2021. Beginning January 1, 2021, unless otherwise consented to in writing by all Lenders, the Loan Parties will not permit Availability to be less than 20% of the Credit Limit until such time such appraisal has been delivered.

Negative Covenants:

Substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles and subject to customary and usual exceptions, qualifications and “baskets” to be mutually agreed and set forth in the Exit Credit Agreement.

The following modifications will be made:

1. Sections 6.04 (Investments) and Section 6.05 (Assets Sales) will be amended to include customary license language in favor of the Administrative Agent to use invested or disposed intellectual property in connection with the exercise of rights and remedies with respect to ABL Priority Collateral.

2. A store closing basket to be agreed will be included in substitution of clause (h) of Section 6.05 (Asset Sales).

8

Financial Covenant:

1. From the Conversion Date until the date that is the first anniversary of the Conversion Date, the Loan Parties will not permit Availability at any time to be less than the greater of (i) 10% of the Credit Limit and (ii) $40,000,000.

2. From and after the first anniversary of the Conversion Date, the Loan Parties will not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 for any period of four fiscal quarters commencing with the four fiscal quarter period ending immediately prior to the occurrence of a Covenant Period for which financial statements have been, or were required to be, delivered pursuant to Section 6.01 of the Credit Agreement, and continuing for each period thereafter for which financial statements are required to be delivered during the Covenant Period.

The definition of “Covenant Period” shall be amended and restated in its entirety as follows:

“Covenant Period” means any period (a) commencing at any time when Availability shall have been less than the greater of (i) 12.5% of the Credit Limit and (ii) $40,000,000 for three consecutive Business Days (provided that during such time, no Loans shall be permitted to be incurred that would cause Availability to be less than the amounts set forth in clauses (i) and (ii) above) and (b) ending when Availability shall have been at least equal to the greater of (i) 12.5% of the Credit Limit and (ii) $40,000,000 for 30 consecutive days.

Unrestricted Subsidiaries:	Usual and customary for transactions of this type, subject to the Documentation Principles.
Events of Default:	Usual and customary for transactions of this type, subject to the Documentation Principles.
Voting:	Usual and customary for transactions of this type, subject to the Documentation Principles.
Required Lenders:	Lenders having aggregate Credit Exposure and unused Exit Revolving Commitments representing more than 50% of the sum of the total Credit Exposure and unused Exit Revolving Commitments at such time. The provisions with respect to amendments and waivers shall be usual and customary for this type, subject to the Documentation Principles; provided that, in the case of any prospective release of any Guarantee pursuant to clauses (i)(B), (ii), (iii) and (iv) of Section 9.02(c) with respect to any Subsidiary Guarantor having assets included in the Borrowing Base, (1) no Overadvance shall result after giving effect to any such release and (2) the Borrowers shall have delivered to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to such release (as if such release occurred on such date of such Borrowing Base Certificate).

9

Intercreditor Agreement:	Usual and customary for transactions of this type, subject to the Documentation Principles and based on that certain ABL Intercreditor Agreement, dated as of August 21, 2015, among the Pre-Petition Agent, the Pre-Petition Term Agent, and the other parties thereto, except as otherwise agreed by the Administrative Agent and the Lenders.
Cost and Yield Protection:	Usual and customary for transactions of this type, subject to the Documentation Principles.
Defaulting Lenders:	Usual and customary for transactions of this type, subject to the Documentation Principles.
Assignments and Participations:	Usual and customary for transactions of this type, subject to the Documentation Principles; provided that the Disqualified Lender provisions will be removed.
Expenses and Indemnification:	Usual and customary for transactions of this type, subject to the Documentation Principles (including, but limited to, the reasonable fees and expenses of no more than one primary counsel to the Lenders and the Administrative Agent, which counsel shall be Morgan Lewis & Bockius LLP, and local bankruptcy counsel).
Governing Law and Forum:	New York.

10

ANNEX I to
EXHIBIT G

INTEREST RATES:

The interest rates per annum applicable to the Exit Revolving Loans will be (i) (a) the Adjusted LIBO Rate (subject to a “floor” of 0.75%), plus (b) the Applicable Rate (as hereinafter defined) or, at the option of the Borrowers, (ii) (a) the Alternate Base Rate plus (b) the Applicable Rate. “Applicable Rate” means a percentage per annum to be determined in accordance with the applicable pricing grid set forth below, based on average daily availability for the preceding fiscal quarter for which the calculation is being made.

The Borrowers may select interest periods of one, two, three or six (or twelve with all Lender consent) months for Eurodollar Exit Revolving Loans. Interest on Eurodollar Exit Revolving Loans shall be payable at the end of the selected interest period, but no less frequently than quarterly. Interest on ABR Exit Revolving Loans shall be payable on the first business day of each calendar month.

Each Swing Line Loan shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Exit Revolving Loans under the Exit Revolving Facility.

If any principal of or interest on any Exit Revolving Loan or any fee or other amount payable by the Borrowers is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Exit Revolving Loan, 2% per annum plus the rate otherwise applicable to such Exit Revolving Loan or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Existing Revolving Loans.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”) on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day for a deposit in dollars with a maturity of one month plus 1% per annum. In no event shall the Alternate Base Rate be less than zero.

“Adjusted LIBO Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate), as adjusted for statutory reserve requirements; provided that, if at any time such rate is less than 0.75%, then such rate shall be deemed to be 0.75%.

PRICING GRID:	(a)	From and after the Conversion Date until the date on which the compliance certificate is delivered in accordance with the terms of the Exit Credit Agreement for the first full fiscal quarter of the Company after the Conversion Date, the percentage per annum set forth in Level II of the pricing grid below; and
	(b)	at all times after the compliance certificate is delivered in accordance with the terms of the Exit Credit Agreement for the first full fiscal quarter of the Company after the Conversion Date, the applicable percentages per annum set forth in the pricing grid below, in each case based on the average daily availability for the preceding fiscal quarter for which the calculation is being made:

Level	Average Daily Availability	Applicable Margin for LIBOR Loans
I	Greater than or equal to 66.7% of the Credit Limit	2.00%
II	Greater than or equal to 33.3% of the Credit Limit but less than 66.7% of the Credit Limit	2.25%
III	Less than 33.3% of the Credit Limit	2.50%

provided that, following the 2nd full fiscal quarter after the Conversion Date, the Applicable Margin for each level set forth in the table above shall be reduced by 0.25% upon the Borrowers’ delivery of a compliance certificate first demonstrating that the Loan Parties’ Fixed Charge Coverage Ratio is not less than 1.25 to 1.00 for the period of four fiscal quarters most recently ended (or, if less than four fiscal quarters have elapsed since the Conversion Date, the applicable fiscal period of two or three fiscal quarters most recently ended).
CALCULATION OF INTEREST AND FEES:

All calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Changes to the pricing grid level shall be based on average daily availability for the preceding fiscal quarter for which the calculation is being made.

UNUSED LINE FEE:	Commencing on the Conversion Date, an unused line fee (the “Unused Line Fee”) shall be payable on the average daily unused portions of the commitments under the Exit Revolving Facility at a rate per annum equal to the applicable rate set forth in the table below based on Average Utilization during the most recently ended fiscal quarter of the Company, with each change in the applicable rate to be effective on the first day of the first month immediately following the last day of such fiscal quarter; provided that prior to the end of the first full fiscal quarter of the Company after the Conversion Date, the commitment fee shall accrue at 0.25% per annum.

Average Utilization	Commitment Fee
≥ 35% of the commitments	0.25%
< 35% of the commitments	0.30%

The Unused Line Fee shall be payable in arrears on the first Business Day of each January, April, July and October, commencing on the first such date to occur after the Conversion Date, and on the date on which the Exit Revolving Commitments terminate.

LETTER OF CREDIT FEES:

Letter of Credit fees shall be payable on the maximum amount available to be drawn under each outstanding Letter of Credit at a rate per annum equal to (a) for standby letters of credit, 2.00%, and (b) for commercial letters of credit, 0.75%.

In addition, a fronting fee shall be payable at a rate per annum equal to an amount equal to 0.10%. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of the next succeeding month, commencing on the first such date to occur after the Conversion Date; provided that all such fees shall be payable on the date on which the Exit Revolving Commitments terminate and any such fees accruing after the date on which the Exit Revolving Commitments terminate shall be payable on demand.

ANNEX A

APPROVED BUDGET

See attached

1

Ascena Retail Group
Cash Flow Forecast

($ '000s)

											Emergence Week			
Week	Week 1	Week 2	Week 3	Week 4	Week 5	Week 6	Week 7	Week 8	Week 9	Week 10	Week 11	Week 12	Week 13	13-Week Period
Week Ending	8/22/20	8/29/20	9/5/20	9/12/20	9/19/20	9/26/20	10/3/20	10/10/20	10/17/20	10/24/20	10/31/20	11/7/20	11/14/20	Weeks 1-13
	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	
Cash Receipts:														
Operating Cash Receipts	$ 52,858	$ 57,259	$ 54,889	$ 54,922	$ 56,604	$ 56,604	$ 56,604	$ 50,080	$ 47,362	$ 46,555	$ 46,555	$ 58,116	$ 63,566	701,976
Other Receipts	1,523	1,523	3,009	4,568	1,218	17,218	1,218	3,314	4,873	1,523	1,523	3,314	4,873	49,697
Total Inflows	$ 54,381	$ 58,782	$ 57,899	$ 59,491	$ 57,822	$ 73,822	$ 57,822	$ 53,394	$ 52,235	$ 48,078	$ 48,078	$ 61,429	$ 68,439	$ 751,673
Operating Disbursements:														
Payroll and Benefits	(12,389)	(16,992)	(13,301)	(19,850)	(11,336)	(16,694)	(10,779)	(16,669)	(10,414)	(16,634)	(10,430)	(16,499)	(9,985)	(181,972)
Merchandise	(10,421)	(20,379)	(25,379)	(20,000)	(32,330)	(18,287)	(18,287)	(18,287)	(15,787)	(33,851)	(15,299)	(23,349)	(23,349)	(275,005)
Other Operating	(18,236)	(17,217)	(13,882)	(22,495)	(18,391)	(92,467)	(41,367)	(14,401)	(23,240)	(18,492)	(13,743)	(36,529)	(20,622)	(351,082)
Total Operating Disbursements	$ (41,046)	$ (54,588)	$ (52,562)	$ (62,345)	$ (62,057)	$ (127,448)	$ (70,433)	$ (49,358)	$ (49,442)	$ (68,976)	$ (39,472)	$ (76,377)	$ (53,955)	(808,059)
Unlevered Operating Cash Flow	$ 13,335	$ 4,195	$ 5,336	$ (2,855)	$ (4,235)	$ (53,626)	$ (12,611)	$ 4,036	$ 2,794	$ (20,898)	$ 8,606	$ (14,948)	$ 14,484	$ (56,386)
Restructuring and Debt Related														
Other Restructuring Costs	(400)	(30,315)	(4,700)	(7,121)	(5,300)	2,000	(10,385)	(10,150)	(8,400)	-	(89,250)	-	-	(164,022)
Debt Service Costs / Term Loan Receipt	-	126,461	(187)	-	-	(1,313)	(1,044)	-	-	-	(5,313)	(119)	-	116,484
Levered Net Cash Flow	$ 12,934	$ 100,340	$ 449	$ (9,975)	$ (9,535)	$ (54,938)	$ (24,040)	$ (6,114)	$ (5,606)	$ (20,898)	$ (85,957)	$ (15,067)	$ 14,484	$ (103,924)
Cash Bank Balance														
Beginning Cash Balance	$ 576,961	$ 589,895	$ 460,235	$ 460,684	$ 450,709	$ 441,174	$ 386,235	$ 362,195	$ 356,081	$ 350,475	$ 329,577	$ 243,620	$ 228,553	$ 576,961
(+/-) Levered Free Cash Flow	12,934	100,340	449	(9,975)	(9,535)	(54,938)	(24,040)	(6,114)	(5,606)	(20,898)	(85,957)	(15,067)	14,484	(103,924)
(+/-) Revolver Draws / Paydowns	-	(230,000)	-	-	-	-	-	-	-	-	-	-	-	(230,000)
Ending Cash Bank Balance	$ 589,895	$ 460,235	$ 460,684	$ 450,709	$ 441,174	$ 386,235	$ 362,195	$ 356,081	$ 350,475	$ 329,577	$ 243,620	$ 228,553	$ 243,037	$ 243,037
Liquidity														
Revolver Availability [1]	$ -	$ 252,895	$ 236,806	$ 236,806	$ 236,806	$ 236,806	$ 236,806	$ 173,239	$ 173,239	$ 173,239	$ 148,239	$ 156,383	$ 156,383	156,383
Cash Balance less cash collateral [2]	589,895	370,235	370,684	360,709	351,174	296,235	272,195	266,081	260,475	239,577	176,120	161,053	175,537	175,537
Total Liquidity	$ 589,895	$ 623,130	$ 607,490	$ 597,515	$ 587,980	$ 533,041	$ 509,001	$ 439,320	$ 433,714	$ 412,816	$ 324,359	$ 317,437	$ 331,921	$ 331,921
Revolver Balance														
Beginning Balance	$ 230,000	$ 230,000	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	230,000
(+/-) Draws (Paydowns)	-	(230,000)	-	-	-	-	-	-	-	-	-	-	-	(230,000)
Ending Balance	$ 230,000	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Notes
1) Assumes the Company goes cash collateral and does not have access to revolver borrowings until the Final DIP Order when it receives ABL DIP financing
2) Cash balance is adjusted post the assumed Final DIP Order (WE 8/29/20) to account for the portion of cash collateral included in the borrowing base

IUc.en•lltUil Group 0.Row E«e.:.t- }Wk W" k Er.aio!gCe.Rei:rt: OperetWI& c.e. il eceipc )2,.8)8 )?,.US )4,.889 s )£,922 s )6,604 s )6,604 s )6,604 s )O,OSO s £7,362:701,.976 Otrler R.eceipc '-'" '-'" 3,.009 £,.)6$ 1,21$ 17,21$ 1,21$ U14 4,87l 49,61 7 TotellnllowsOpere.tins Oisoturwm.ents: " 'f'ol' 8e c Mtrc:l'lel'dee Otrler Opue':i Totel Opere.ti"C OistluuemeM:$ UtllevtrtCI Optre.tins C4<$11 Flow Rutruelllrins eDd Oet>t Rd•t«< Otrltr R.e:.mxturinscot {"' (30.3U) (4,100) (7,.121) ( ,.300) 2,000 (1.0.36)) (1.0.130) (S.400) Ot:rtSetviCo::t/ Tttm 1.0:.t1<cipt U5,461 (187) (3, 311) (1.044) levti"CCI Net C4<$11 FlowCk. nk U 8e;i" W!.;c.e. Selen<t )75,. 61 )S-9,.89) 460,23) s 4-$0,684 s 4;10,70$ s 4--'1,174 s 3$6,2}) s * 2,1S) s 3)6,0H (+/ ) .red Et'Ct Ce.;n Flow 100, )40 (9,.9n) (9,.)3)) ('£,936) (2£,040) (6.114) (),606) (+/ ) RtvO)ltr Ore.w/ P•yoown:. (2.30..000) Endir!s c. 84onk a..lf,nu liquidity evot«r Ave.ile.)ilit((ll 2..)2,.89) 23$,806 s US,S06 s US,S06 s US,S06 s 236,806 s 173,231 s 173,2H1)6,3;33 c.Mn lt<e.IHOIIII.ttre.l(;lt ' n..sn 310,23) 370,684 3;$0,10$ })1,174 296,233 272,1S) 2S6,061 2S0,47) 1n>l1 Tot•• liquidity Reworver 84l$11c.t se.;i'lnir-$Sale.n<e 230,.000 2.30, 000 s s s s s s s s s s 230,000 (+/·) Orew(P•yctcr.wn ) Endir!sa..lf,nu ""' 1) A.:;umetrte COm,?e.ny.;oeu;n collateral e.ctnot t_.:e. .«eto rtvO)ltr!XIrrowinsl.fttil trt eFir_.:Olf'Orcter wnenit rcivuASL OIP lineXin& 2) Ce.oe.le.n<te4ju::t ed po:.t tnt e.;:uFh-1$1 DIP Or(W$/29/20) toe.«ol.ftt ttt:t portion o1t.eacol'.l!tetel inct..lcttd in tl'lc ooncr..nn.; oe.(: